UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Beneficial Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
N/A
(2) Aggregate number of securities to which transaction applies:
N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
(4) Proposed maximum aggregate value of transaction:
N/A
(5) Total fee paid:
N/A
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
N/A
(2) Form, Schedule or Registration Statement No.:
N/A
(3) Filing Party:
N/A
(4) Date Filed:
N/A

March 10, 2017

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Beneficial Bancorp, Inc.  The meeting will be held at the Company’s headquarters located at Beneficial Bank Place, 1818 Market Street, 12th Floor, Philadelphia, Pennsylvania on Thursday, April 20, 2017 at 8:30 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  Directors and officers of the Company, as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to vote via the Internet, by telephone or by completing and mailing a proxy card promptly.   If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Gerard P. Cuddy
President and Chief Executive Officer

Beneficial Bank Place

1818 Market Street

Philadelphia, PA 19103

(215) 864-6000

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m., local time, on Thursday, April 20, 2017

PLACE	Beneficial Bank Place
1818 Market Street
Philadelphia, Pennsylvania 19103

ITEMS OF BUSINESS	(1)	The election of three directors to serve for a term of three years;

	(2)	The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

	(3)	An advisory vote on the compensation of our named executive officers as disclosed in this proxy statement;

	(4)	To vote on the frequency of the advisory vote on the compensation of the named executive officers; and

	(5)	Such other business as may properly come before the meeting or any postponements or adjournments of the meeting. The Board of Directors is not aware of any other business to come before the meeting.

RECORD DATE		To vote, you must have been a stockholder at the close of business on February 22, 2017.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone or by completing and returning a proxy card or voting instruction card. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors,

William J. Kline, Jr.
Senior Vice President and Corporate Secretary

Philadelphia, Pennsylvania
March 10, 2017

NOTE:  Whether or not you plan to attend the annual meeting, please vote via the Internet, by telephone or by completing and mailing a proxy card promptly.

BENEFICIAL BANCORP, INC.

PROXY STATEMENT

BENEFICIAL BANCORP, INC.

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of Beneficial Bancorp, Inc. for the 2017 annual meeting of stockholders and for any adjournment or postponement of the meeting.  In this proxy statement, we may also refer to Beneficial Bancorp, Inc. as “Beneficial Bancorp,” the “Company,” “we,” “our” or “us.” Beneficial Bancorp, Inc. is the holding company for Beneficial Bank.  In this proxy statement, we may also refer to Beneficial Bank as the “Bank.”

We are holding the 2017 annual meeting of stockholders at the Company’s headquarters located at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania on Thursday, April 20, 2017 at 8:30 a.m., local time.

We intend to mail a notice of internet availability of proxy materials to stockholders of record beginning on or about March 10, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 20, 2017

This proxy statement and the Company’s 2016 annual report to stockholders are available at http://ir.thebeneficial.com/annuals-proxies.cfm.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of Beneficial Bancorp, Inc. common stock that you owned as of February 22, 2017.  As of the close of business on February 22, 2017, 76,246,780 shares of Beneficial Bancorp common stock were outstanding.  Each share of common stock has one vote.

The Company’s articles of incorporation generally provide that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to those shares held in excess of the 10% limit However, a majority of the Company’s disinterested directors may approve a shareholder acquiring and voting in excess of 10% of the Company’s outstanding shares before the shareholder acquires any shares in excess of the 10% limit.

Ownership of Shares; Attending the Meeting

You may own shares of Beneficial Bancorp, Inc. in one of the following ways:

•                                          Directly in your name as the stockholder of record; or

•                                          Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us or to vote in person at the meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by filling out the voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or via the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership that will allow you to attend the meeting. However, if you want to vote your shares of Beneficial Bancorp common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

See “Participants in the Beneficial Bank Employee Savings and Stock Ownership Plan and /or the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan and 2016 Omnibus Incentive Plan” for a discussion of the participant voting rights under these plans.

Quorum and Vote Required

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals.  At this year’s annual meeting, stockholders will elect three directors to serve for a term of three years. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2017, the affirmative vote of a majority of the votes cast at the annual meeting is required. Abstentions and broker non-votes will have no effect on the vote on this matter.

In voting on the two advisory proposals regarding executive compensation, you may vote in favor of each proposal, against each proposal or abstain from voting. To be approved on an advisory basis, each proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will have no effect on the vote on these proposals. The results of the vote on the proposals are not binding on the Board of Directors.

How We Count Votes. If you return validly signed and dated proxy instructions or attend and properly vote at the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

Effect of Not Casting Your Vote.  If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors or with respect to the advisory proposals regarding  the compensation of our named executive officers. Current regulations restrict the ability of your bank or broker to vote your uninstructed shares in the election of directors and other matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote with respect to the election of directors, the advisory vote regarding the compensation of our named executive officers or the advisory vote on the frequency of the advisory vote on executive compensation, no votes will be cast on your behalf. These are referred to as broker non-votes. Your bank or broker does, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm.

Voting by Proxy

The Board of Directors of Beneficial Bancorp is sending you this proxy statement for the purpose of requesting that you allow your shares of Beneficial Bancorp common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Beneficial Bancorp common stock represented at the annual meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Instead of voting by mailing a proxy card, registered stockholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for Internet and telephone voting are set forth on the Company’s proxy card. The deadline for voting via the Internet or by telephone is 11:59 p.m., Eastern time, on April 19, 2017.

The Board of Directors recommends that you vote:

•                                          “FOR” each of the nominees for director;

•                                          “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm;

•                                          “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

•                                          That the Company conduct an advisory vote to approve the compensation of its named executive officers “EVERY YEAR.”

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies. If the annual meeting is postponed or adjourned, your Beneficial Bancorp common stock may be voted by the persons named in the proxy card on the new annual meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the annual meeting.

Participants in the Beneficial Bank Employee Savings and Stock Ownership Plan and/or the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan and 2016 Omnibus Incentive Plan

If you participate in the Beneficial Bank Employee Savings and Stock Ownership Plan (the “KSOP”), you will receive a voting instruction card that reflects all shares you may direct the trustee to vote on your behalf under the KSOP.  Under the terms of the KSOP, all credited shares of Beneficial Bancorp common stock held by the KSOP trust are voted by the KSOP trustee, as directed by plan participants.  All shares of Company common stock held in the KSOP trust that have not been credited to participants’ accounts, and all credited shares for which no timely voting instructions are received, are voted by the KSOP trustee in the same proportion as shares for which the trustee has received timely voting instructions, subject to the exercise of its fiduciary duties.  If you participate in the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan and/or the 2016 Omnibus Incentive Plan (together the “Equity Incentive Plans”), you will also receive a voting instruction card to direct the Equity Incentive Plans trustee how to vote the unvested shares of Company common stock awarded to you under the Equity Incentive Plans. All shares of Company common stock held in the trust for the Equity Incentive Plans for which no timely instructions have been received by the trustee, or for which equity awards have not been granted pursuant to the terms of the Equity Incentive Plans, will be voted as directed by the Company. The deadline for returning your voting instruction cards is April 13, 2017.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Company’s Board of Directors currently consists of nine members.  The Board of Directors has determined that each of the Company’s directors is independent under the listing requirements of the Nasdaq Stock Market, Inc., except for Gerard P. Cuddy, who is our President and Chief Executive Officer.  Mr. Cuddy is not independent because he is employed by the Company. In determining the independence of its directors, the Board of Directors considered transactions, relationships and arrangements between the Company and its directors the details of which are not required to be disclosed in this proxy statement under the heading “Other Information Relating to Directors and Executive Officers — Transactions with Related Persons.”

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the positions of Chairman of the Board and President and Chief Executive Officer enables the President and Chief Executive Officer to focus on his responsibilities of running Beneficial Bancorp and Beneficial Bank and expanding and strengthening our franchise while enabling the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Frank A. Farnesi, who is independent under the listing requirements of the Nasdaq Stock Market, serves as Chairman of the Board and Gerard P. Cuddy serves as President and Chief Executive Officer.

To further strengthen the regular oversight of the full Board, all committees of the Board of Directors are comprised of independent directors. As detailed in the Compensation Discussion and

Analysis appearing elsewhere in this proxy statement, the Compensation Committee reviews and evaluates the performance of all executive officers of the Company, including the President and Chief Executive Officer, and reports to the Board of Directors. The Audit Committee oversees the Company’s financial practices, regulatory compliance, accounting procedures and financial reporting functions.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputational. Management is responsible for the day-to-day management of risks, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks we face. The Director Risk Committee also assists the Board of Directors and Audit Committee in supervising the enterprise risk management activities of Beneficial Bancorp and its subsidiaries and advises the Board of Directors with respect to the enterprise risk management framework of Beneficial Bancorp.  Senior management also attends the Board of Directors meetings and is available to address any questions or concerns raised by the Board of Directors on risk management and any other matters.

The Chairman of the Board and independent members of the Board of Directors work together to provide strong, independent oversight of our management and affairs through our standing committees and regular meetings of independent directors.

Corporate Governance Philosophy

Our Board of Directors is committed to maintaining sound corporate governance principles consistent with applicable securities and banking regulations.  Under the leadership of the Corporate Governance Committee, we have developed a corporate governance policy that outlines the duties and responsibilities of directors; the composition, responsibilities and operations of the Board of Directors; the establishment and operation of Board committees; the Board of Directors’ interaction with management and third parties; and the evaluation of the performance of the Board of Directors and of the President and Chief Executive Officer. In 2016, the Board of Directors implemented a director succession plan to assist the Board of Directors in identifying and selecting new directors in the event of an anticipated or unanticipated vacancy on the Board of Directors.  Further, we actively engage with our shareholders to better understand their views and concerns.

Other Governance Practices

Executive Sessions.  In 2016, the Board of Directors met six times in executive session with no members of management present.

Code of Ethics and Business Conduct.  Beneficial Bancorp has adopted a Code of Ethics and Business Conduct that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct.  The Code of Ethics and Business Conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the Code of Ethics and Business Conduct is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.  A copy of the Code of Ethics and Business Conduct is available in the Corporate Governance portion of the Investor Relations section of our website (www.thebeneficial.com).

Board Diversity.  The Board of Directors believes that a variety of viewpoints contribute to a more effective decision-making process. As a result, our director succession plan provides the Nominating Committee with the framework to consider diversity in identifying director nominees, including personal characteristics such as race, gender, age and cultural background, as well as diversity in experience and skills relevant to the board’s performance of its responsibilities.

Committees of the Board of Directors

The following table identifies Beneficial Bancorp’s standing committees and their members at February 22, 2017.  All members of each committee are independent in accordance with the listing requirements of the Nasdaq Stock Market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all four committees are available in the Corporate Governance portion of the Investor Relations section of our website (www.thebeneficial.com).  The Board of Trustees of Beneficial Bank also maintains a standing Executive Committee and Community Reinvestment Act Committee.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Director Risk Committee
Edward G. Boehne		X		X(2)
Karen Dougherty Buchholz			X	X
Gerard P. Cuddy
Michael J. Donahue	X			X
Frank A. Farnesi (1)
Donald F. Gayhardt, Jr.	X(2)	X
Elizabeth H. Gemmill	X	X	X(2)
Thomas J. Lewis		X(2)	X	X
Roy D. Yates	X		X

Number of Meetings in 2016	9	4	3	7

(1) Mr. Farnesi as Chairperson attends all committee meetings

(2) Denotes Chairperson

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of Beneficial Bancorp’s accounting, auditing, internal control structure and financial reporting matters, the quality and integrity of Beneficial Bancorp’s financial reports and Beneficial Bancorp’s compliance with applicable laws and regulations. The committee is also responsible for engaging Beneficial Bancorp’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated Donald F. Gayhardt, Jr. as an audit committee financial expert under the rules of the Securities and Exchange Commission. Mr. Gayhardt is independent under the listing requirements of the Nasdaq Stock Market applicable to audit committee members.

Compensation Committee

The Compensation Committee approves the compensation objectives for Beneficial Bancorp and Beneficial Bank, establishes the compensation for Beneficial Bancorp’s senior management and conducts the performance review of the President and Chief Executive Officer. The Compensation Committee reviews all components of compensation, including salaries, cash incentive plans, long-term incentive plans and various employee benefit matters. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The committee also assists the Corporate Governance Committee and the Board of Directors in evaluating potential candidates for executive positions.

The Compensation Committee has assessed Beneficial Bancorp’s compensation programs and has concluded that our compensation policies and practices do not create an inappropriate or unintended significant risk to Beneficial Bancorp as a whole.  Beneficial Bancorp also believes that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively manage significant risks, are compatible with effective internal controls and risk management practices and are supported by the oversight of the Compensation Committee.

Director Risk Committee

The Director Risk Committee assists the Board of Directors and Audit Committee in supervising the enterprise risk management activities of Beneficial Bancorp and its subsidiaries and advises the Board of Directors with respect to the enterprise risk management framework of Beneficial Bancorp. The committee reviews and assesses Beneficial Bancorp’s risk exposure as it relates to capital, earnings and compliance with our risk policies including credit risk, liquidity risk, interest rate risk, regulatory risk, business continuity risk, strategic risk, market risk, operational risk, cyber-security risk and reputation risk.

Corporate Governance Committee

The Corporate Governance Committee assists the Board of Directors in: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board of Directors; (2) recommending to the Board of Directors the director nominees for the next annual meeting; (3) implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to corporate governance guidelines; and (4) recommending director nominees for each committee.

Minimum Qualifications.  The Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors.  A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include a requirement that the candidate not have been subject to certain criminal or regulatory actions.  A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•                                          Contributions to the range of talent, skill and expertise of the Board;

•                                          Financial, regulatory and business experience, knowledge of the banking and financial service industries, familiarity with the operations of public companies and ability to read and understand financial statements;

•                                          Familiarity with the Company’s market area and participation in and ties to local businesses and local civic, charitable and religious organizations;

•                                          Personal and professional integrity, honesty and reputation;

•                                          The ability to represent the best interests of the stockholders of the Company and the best interests of the institution;

•                                          The ability to devote sufficient time and energy to the performance of his or her duties;

•                                          Independence under applicable Securities and Exchange Commission and listing standards; and

•                                          Current equity holdings in the Company.

The Corporate Governance Committee also will consider any other factors it deems relevant, including diversity and regulatory disclosure obligations.  The committee will also consider the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s stockholders, employees, customers and communities. The committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise.

With respect to nominating an existing director for re-election to the Board of Directors, the Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills and contributions that the existing director brings to the Board of Directors; and independence.

Director Nomination Process.  The process that the Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

For purposes of identifying nominees for the Board of Directors, the Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Bank.  The Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below.  The Corporate Governance Committee has not previously used an independent search firm to identify nominees.

In evaluating potential nominees, the Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the criteria set forth above.  If such individual fulfills these criteria, the Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Considerations of Recommendations by Stockholders.  It is the policy of the Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors.  The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors.  To avoid the unnecessary use of the Corporate Governance Committee’s resources, the Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders.  To submit a recommendation of a director candidate to the Corporate Governance Committee, a stockholder should submit the following information in writing, addressed to the Chair of the Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

1.                                      The name of the person recommended as a director candidate;

2.                                      All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.                                      The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.                                      As to the stockholder making the recommendation, the name and address of such stockholder as they appear on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.                                      A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Secretary of the Company at least 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Director Compensation

Elements of Director Compensation

Director Fees. The following table sets forth the applicable retainers and fees that were paid to non-employee directors for their service on Beneficial Bank’s Board of Trustees during 2016. The Chairman of the Board and committee chairs receive the chair retainers in addition to the annual Board and committee fees.  Directors do not receive any additional fees for their service on the Board of Directors of Beneficial Bancorp.

Board of Director Annual Retainer	$40,000
Annual Retainer for Chairman of the Board	80,000

Annual Committee Chair Retainer:
Audit Committee	$10,000
Compensation Committee	8,000
Director Risk Committee	8,000
Corporate Governance Committee	6,000

Annual Fee for Committee Members:
Audit Committee	$10,000
Compensation Committee	8,000
Director Risk Committee	8,000
Corporate Governance Committees	6,000
Community Reinvestment Act Committee	1,000
Executive Committee (1)	1,000

(1) Fees are paid to the Executive Committee on a per meeting basis.

                Long-Term Equity Program.  The Beneficial Bancorp, Inc 2016 Omnibus Incentive Plan (‘the 2016 Omnibus Plan”) was adopted by the Company and approved by our shareholders to motivate and reward employees and non-employee directors who are expected to perform at the highest level and contribute significantly to our success.  The 2016 Omnibus Plan provides for the issuance or delivery of 3.5 million shares of Beneficial Bancorp, Inc. stock to eligible participants.  The 2016 Omnibus Plan provides the Compensation Committee or the full Board with the authority to make awards of Beneficial

Bancorp common stock (restricted stock) and grants of options to purchase shares of Beneficial Bancorp common stock at a specified exercise price (stock options) during a specified time period. The Compensation Committee engaged McLagan, an Aon Hewitt Company, an independent compensation consultant (the “Compensation Consultant” or “McLagan”) to assess the committee’s recommendations for granting restricted stock awards to non-employee directors. In determining the amount of restricted stock awards non-employee directors would receive, the Compensation Committee considered the Board of Director’s role in setting the strategic direction for the Company, most notably, their role in completing the second step conversion and public stock offering in 2015. The committee also considered the directors’ past contributions, their industry knowledge, their financial expertise and the role they would play in the Company’s future. The committee also reviewed survey data regarding one-time awards made to directors of other companies following a second step conversion.  McLagan concluded that the committee’s recommendations for the restricted stock awards are fair and reasonable and intended to align the economic interest of the directors with that of other shareholders consistent with prevailing director compensation practices in the competitive marketplace for similarly situated public companies.

The following chart sets forth the one-time restricted stock awards made to the non-employee directors as well as the annual equity awards that were granted on July 21, 2016 as part of the Board of Director’s annual compensation.

Name	Grant Date	Stock Awards/Number of Shares (1)	Grant Date Fair Value of Stock Awards
Edward G. Boehne	June 9, 2016	66,111	$901,093
	July 21, 2016	3,870	50,000
Karen Dougherty Buchholz	June 9, 2016	66,111	901,093
	July 21, 2016	3,870	50,000
Michael J. Donahue	June 9, 2016	66,111	901,093
	July 21, 2016	3,870	50,000
Frank A. Farnesi	June 9, 2016	82,639	1,126,370
	July 21, 2016	5,805	75,000
Donald F. Gayhardt, Jr.	June 9, 2016	66,111	901,093
	July 21, 2016	3,870	50,000
Elizabeth H. Gemmill	June 9, 2016	66,111	901,093
	July 21, 2016	3,870	50,000
Thomas J. Lewis	June 9, 2016	66,111	901,093
	July 21, 2016	3,870	50,000
Roy D. Yates	June 9, 2016	66,111	901,093
	July 21, 2016	3,870	50,000

(1)               The one-time restricted stock awards granted on June 9, 2016 vest in three installments with the first 33 1/3% vesting on June 9, 2017, the first anniversary of the grant date of the award, and the second and third installments vesting on January 9, 2018 and January 9, 2019, respectively. The annual stock awards granted on July 21, 2016 vest on the one year anniversary of the award, July 21, 2017.

The table below provides the compensation received by individuals who served as non-employee directors of Beneficial Bancorp during 2016. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any director.

Name	Fees Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Edward G. Boehne	$65,000	$951,093	$12,187	$1,028,280
Karen Dougherty Buchholz	55,000	951,093	11,839	1,017,932
Michael J. Donahue	58,000	951,093	10,854	1,019,947
Frank A. Farnesi	85,500	1,201,370	16,024	1,302,894
Donald F. Gayhardt, Jr.	69,000	951,093	12,326	1,032,419
Elizabeth H. Gemmill	71,000	951,093	12,395	1,034,488
Thomas J. Lewis	71,000	951,093	12,395	1,034,488
Roy D. Yates	56,000	951,093	11,874	1,018,967

(1)                  The amounts in this column reflect the grant date fair value of awards of restricted stock granted during 2016, calculated in accordance with FASB ASC Topic 718 based upon Beneficial Bancorp’s stock price of $13.63 on June 9, 2016 and $12.92 on July 21, 2016. At December 31, 2016, the aggregate number of unvested awards of restricted stock held in trust was 91,854 for Mr. Farnesi, 70,531 for Mr. Donahue and 71,741 for each of the other directors. In prior years, members of the Board of Directors had received stock option awards. The actual value, if any, realized from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. The aggregate outstanding stock options at December 31, 2016 were 16,279 for Mr. Farnesi, 2,200 for Mr. Donahue and 9,899 for each of the other directors.

(2)                  Includes dividends paid on unvested restricted shares and the Philadelphia city wage tax that the directors incurred in connection with Board compensation  that Beneficial Bank paid on their behalf.

Board and Committee Meetings

During the year ended December 31, 2016, both the Board of Directors of the Company and the Board of Trustees of the Bank held six meetings.  No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and the committees on which such individual served during 2016.

Director Attendance at the Annual Meeting of Stockholders

The Board of Directors encourages each director to attend the Company’s annual meeting of stockholders.  All of the Company’s current directors attended the Company’s 2016 annual meeting of stockholders.

AUDIT-RELATED MATTERS

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles.  The independent registered public accounting firm is also responsible for issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting.  The Audit

Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors and in accordance with the Audit Committee Charter.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.  In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.  The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Audit Committee of the Board of Directors of

Beneficial Bancorp, Inc.

Donald F. Gayhardt, Jr., Chairman

Michael J. Donahue

Elizabeth H. Gemmill

Roy D. Yates

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2016 and 2015 by KPMG LLP.

	2016	2015
Audit Fees (1)	$863,200	$651,228
Audit Related Fees (2)	34,500	160,831
Tax Fees	160,450	194,435
Other Fees	1,650	1,650

(1)         Includes professional services rendered for the audit of the Company’s annual consolidated financial statements and review of consolidated financial statements included in Quarterly Reports on Form 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by the Federal Deposit Insurance Corporation Improvement Act or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.  Includes fees related to the Company’s acquisition of Conestoga Bank as well as certain agreed upon procedures related to the electronic submission of financial information to the U.S. Department of Housing and Urban Development Real Estate Assessment Center (REAC).

(2)         Includes fees for certain agreed upon procedures related to the Beneficial Bank Employee Savings and Stock Ownership Plan audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm.

The Audit Committee is responsible for appointing, setting the compensation and overseeing the work of the independent registered public accounting firm.  In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor.  Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided.  The request may be made with respect to either specific services or a type of service for predictable or recurring services.  During the year ended December 31, 2016, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

STOCK OWNERSHIP

The following table provides information as of February 22, 2017 about the persons known to us to be the beneficial owners of more than 5% of Beneficial Bancorp, Inc.’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding (1)

T. Rowe Price Associates Inc. (2) 100 East Pratt Street Baltimore, Maryland 21202	7,423,435	9.74%

The Vanguard Group (3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,018,531	7.89%

FMR LLC (4) 245 Summer Street Boston, Massachusetts 02210	5,742,011	7.53%

Beneficial Bank Employee Savings and Stock Ownership Plan	4,760,739	6.24%
Beneficial Bank Place
1818 Market Street
Philadelphia, Pennsylvania 19103

BlackRock, Inc. (5)	4,463,913	5.85%
55 East 52nd Street
New York, New York 10055

Dimensional Fund Advisors LP (6)	4,416,569	5.79%
6300 Bee Cave Road
Austin, Texas 78746

(1)                                 Based on 76,246,780 shares of Beneficial Bancorp common stock outstanding as of February 22, 2017.

(2)                                 Based solely on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 7, 2017.  The Company’s articles of incorporation generally provide that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to those shares held in excess of the 10% limit. However, a majority of the Company’s disinterested directors may approve a shareholder acquiring and voting in excess of 10% of the Company’s outstanding shares before the shareholder acquires shares in excess of the 10% limit.  In December 2016, the Company’s Board of Directors authorized T. Rowe Price Associates, Inc. (“T. Rowe Price”) to acquire up to 15% of the Company’s outstanding common stock effective January 12, 2018, provided that (i) T. Rowe Price will use its best efforts to provide that any such shares owned in excess of the 10% limit will be voted in proportion to the vote taken on all other shares and (ii) in the event that such efforts to provide for mirrored voting are not successful, T. Rowe Price will not vote any shares in excess of the 10% limit.

(3)                                 Based solely on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 10, 2017.

(4)                                 Based solely on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 14, 2017.

(5)                                 Based solely on a Schedule 13G filed with the U.S. Securities and Exchange Commission on January 19, 2017.

(6)                                 Based solely on a Schedule 13G filed with the U.S. Securities and Exchange Commission on February 9, 2017

The following table provides information about the shares of Beneficial Bancorp common stock that may be considered to be owned by each director of Beneficial Bancorp, each executive officer named in the summary compensation table and by all directors and executive officers of Beneficial Bancorp as a group as of February 22, 2017. Each director and named executive officer owned less than 1% of our outstanding common stock as of that date. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.   The number of shares beneficially owned by all directors and executive officers as a group totaled 5.8% of our common stock at February 22, 2017.

Name	Number of Shares Owned (1)		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total
Directors:
Edward G. Boehne	131,653		42,344	173,997
Karen Dougherty Buchholz	90,407		36,845	127,252
Gerard P. Cuddy	671,193		216,997	888,190
Michael J. Donahue	73,446		550	73,996
Frank A. Farnesi	168,004		112,407	280,411
Donald F. Gayhardt, Jr.	95,407		36,845	132,252
Elizabeth H. Gemmill	153,951		97,339	251,290
Thomas J. Lewis	131,953		97,339	229,292
Roy D. Yates	746,893	(2)	97,339	844,232

Named Executive Officers Who Are Not Also Directors:
Thomas D. Cestare	418,256		187,346	605,602
Joanne R. Ryder	236,819		113,042	349,861
Martin F. Gallagher, Jr.	217,948		7,699	225,647
Pamela M. Cyr	172,877		64,800	237,677
All Executive Officers and Directors as a Group (13 persons)	3,308,807		1,110,892	4,419,699

(1)                  This column includes the following:

	Shares of Unvested Restricted Stock Held in Trust Under the Equity Incentive Plans	Shares Held or Allocated Under the Beneficial Bank Employee Savings and Stock Ownership Plan
Mr. Boehne	74,519	—
Ms. Buchholz	74,519	—
Mr. Cuddy	604,307	26,265
Mr. Donahue	73,309	—
Mr. Farnesi	96,021	—
Mr. Gayhardt	74,519	—
Ms. Gemmill	74,519	—
Mr. Lewis	74,519	—
Mr. Yates	74,519	—
Mr. Cestare	366,327	17,643
Ms. Ryder	203,448	17,690
Mr. Gallagher	189,096	17,103
Ms. Cyr	147,222	10,219

(2)                  Includes 31,578 shares held by Mr. Yates’ son.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

Item 1 — Election of Directors

The Company’s Board of Directors currently consists of nine members.  The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. The Board of Directors’ nominees for election this year, to serve for a three-year term or until their respective successors have been elected and qualified, are Gerard P. Cuddy, Frank A. Farnesi and Thomas J. Lewis.  All of the nominees are currently directors of the Company and the Bank.

Unless you indicate on the proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of each of the Board’s nominees.  If any nominee is unable to serve, the persons named in the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors.  At this time, we know of no reason why any nominee might be unable to serve.

The Board of Directors recommends that stockholders vote “FOR” the election of all of the nominees.

Information regarding the nominees for election at the annual meeting and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his or her current occupation for the last five years.  The age indicated for each individual is as of December 31, 2016.  The indicated period of service as a director includes the period of service as a director of Beneficial Bank.

Nominees for Election as Directors

The nominees for election to serve for a three-year term are:

Gerard P. Cuddy has served as our President and Chief Executive Officer since 2006. From May 2005 to November 2006, Mr. Cuddy was a senior lender at Commerce Bank. From 2002 to 2005, Mr. Cuddy served as a Senior Vice President of Fleet/Bank of America. Before his service with Fleet/Bank of America, Mr. Cuddy held senior management positions with First Union National Bank and Citigroup. Age 57. Trustee of Beneficial Bank since 2006 and director of Beneficial Bancorp since its formation in 2014.

Mr. Cuddy’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Beneficial Bank serves affords the Board of Directors valuable insight regarding the business and operation of Beneficial Bank. Mr. Cuddy’s knowledge of Beneficial Bancorp’s and Beneficial Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as our President and Chief Executive Officer.

Frank A. Farnesi is a retired partner of KPMG LLP. In October 2012, Mr. Farnesi was named Chairman of the Board of Beneficial Bank. He is also a director of RAIT Investment Trust (NYSE: RAS) and a Trustee of Faith in the Future Foundation. Mr. Farnesi is a Board Leadership Fellow of the National Association of Corporate Directors (NACD) Age 69. Trustee of Beneficial Bank since 2004 and director of Beneficial Bancorp since its formation in 2014.

As a former partner with a certified public accounting firm, Mr. Farnesi provides the Board of Directors with critical experience regarding accounting and financial matters.

Thomas J. Lewis served as President and Chief Executive Officer of Thomas Jefferson University Hospitals, Inc. from 1996 to 2012. He is also a director of The Food Trust, which is a nonprofit organization. Mr. Lewis is a Board Governance Fellow of the National Association of Corporate Directors (NACD) Age 64. Trustee of Beneficial Bank since 2005 and director of Beneficial Bancorp since its formation in 2014.

Mr. Lewis’ background offers the Board of Directors management and oversight experience, specifically within the region in which Beneficial Bank conducts its business.

Directors Continuing in Office

The following director has a term ending in 2018:

Karen Dougherty Buchholz is Senior Vice President, Administration, Comcast Corporation, one of the nation’s leading providers of entertainment, information and communications products and services. Age 49. Trustee of Beneficial Bank since 2009 and director of Beneficial Bancorp since its formation in 2014.

As an executive of Comcast Corporation, Ms. Buchholz provides the Board of Directors with extensive public company oversight and leadership experience. In addition, Ms. Buchholz is affiliated with several local civic and charitable organizations and offers the Board of Directors significant business and management level experience from a setting outside of the financial services industry.

Elizabeth H. Gemmill served as the President of the Warwick Foundation, a private family foundation, which dissolved in 2012. She is also a director of Universal Display Corporation (Nasdaq: PANL) and the Chairman of the Board of the Presbyterian Foundation. In addition, Ms. Gemmill is a Board Leadership Fellow of the National Association of Corporate Directors (NACD). Age 71. Trustee of Beneficial Bank since 2005 and director of Beneficial Bancorp since its formation in 2014.

As a director of Universal Display Corporation, Ms. Gemmill provides the Board of Directors with critical experience regarding public company oversight matters. Ms. Gemmill also demonstrates a strong commitment to the local community in her role as Chairman of the Presbyterian Foundation and as the former President of the Warwick Foundation.

Roy D. Yates is a Professor of Electrical and Computer Engineering at Rutgers University in Piscataway, New Jersey and is a former Chairman of the Board of FMS Financial Corporation. Age 54. Trustee of Beneficial Bank since 2007 and director of Beneficial Bancorp since its formation in 2014.

As the former Chairman of FMS Financial Corporation, Mr. Yates provides the Board of Directors with critical experience regarding public company oversight matters. In addition, Mr. Yates’ academic and engineering background provides the Board of Directors with experience from a setting outside of the financial services industry.

The following directors have terms ending in 2019:

Edward G. Boehne served as the President of the Federal Reserve Bank of Philadelphia from 1981 to 2000. Mr. Boehne is a Senior Economic Advisor for Haverford Trust Company, an asset management company. He is also a director of Toll Brothers, Inc. (NYSE: TOL) and the privately held companies of Haverford Trust Company and a member of the AAA Club Alliance Regional Board. Age 76. Trustee of Beneficial Bank since 2000 and director of Beneficial Bancorp since its formation in 2014.

Mr. Boehne’s asset management background provides the Board of Directors with substantial management and leadership experience with respect to an industry that complements the financial services provided by Beneficial Bank. In addition, as a director of a corporation listed on the New York Stock Exchange, Mr. Boehne offers the Board of Directors significant public company oversight experience.

Michael J. Donahue is a retired partner of KPMG LLP, the global accounting and consulting firm where he held various leadership roles including Group Executive Vice President and Chief Operating Officer of KPMG Consulting (later renamed BearingPoint, NYSE: BE, NASDAQ: KCIN), the $3.6 billion consulting and systems integration firm.  Mr. Donahue also served as the managing partner, technology solutions, for the global consulting business and as a member of the Board of Directors of KPMG LLP (US), KPMG Consulting KK (Japan) and as Chairman of the Supervisory Board of KPMG Consulting AG (Germany, Austria and Switzerland). While Chief Operating Officer, Mr. Donahue managed the initial public offering process and led a global expansion program, completing 34 merger and acquisition transactions which added $1.1 billion of annual revenue. Age 58.  Trustee of Beneficial Bank and director of Beneficial Bancorp since 2015.

Mr. Donahue has significant Board experience having served on the board of directors for 17 corporations (12 private, five publicly-held). Mr. Donahue’s experience has ranged from large global company boards to emerging growth company boards. In addition to serving on the Board of Directors of Beneficial, Mr. Donahue presently serves as an independent director of three privately-held firms: Mobiquity, a Massachusetts-based mobile technology and services company; Preferred Sands, a Pennsylvania-based energy services company; and SiteSpect, a web marketing and optimization software business located in Boston.

Mr. Donahue provides the Board of Directors with significant technology strategy and information systems experience across a wide range of industries.  In addition, Mr. Donahue offers the Board of Directors significant public company oversight experience.

Donald F. Gayhardt, Jr. has served as the Chief Executive Officer of Tiger Financial Management, a financial services company, since January 2012 and as Chairman of the Board of Music Training Center Holdings, LLC, a music education company, since May 2009. Before that, Mr. Gayhardt held positions of President, Chief Financial Officer and Secretary as well as a member of the Board of Directors of Dollar Financial Corp., a financial services company located in Berwyn, Pennsylvania. Age 52. Trustee of Beneficial Bank since 2009 and director of Beneficial Bancorp since its formation in 2014.

As a former Chief Financial Officer of Dollar Financial Corp., Mr. Gayhardt provides the Board of Directors with critical experience regarding accounting and financial matters. Mr. Gayhardt’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Beneficial Bank serves affords the Board of Directors valuable insight regarding the business and operation of Beneficial Bank.

Item 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for 2017, subject to ratification by stockholders.  A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017.

Item 3 — Advisory Vote on Executive Compensation

As required by federal securities laws, we are providing our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the 2017 proxy statement, is hereby approved.”

At our prior annual meetings, our stockholders overwhelmingly approved the say-on-pay proposal.

As described in the “Compensation Discussion and Analysis” included in this proxy statement, we believe that our executive compensation program is designed to support the Company’s long-term success by achieving the following objectives:

•                  Attracting and retaining talented senior executives;

•                  Tying executive pay to Company and individual performance;

•                  Supporting our annual and long-term business strategies; and

•                  Aligning executives’ interests with those of the Company’s stockholders.

We urge stockholders to read the “Compensation Discussion and Analysis” and the related narrative and tabular compensation disclosure included in this proxy statement.  The “Compensation Discussion and Analysis” provides detailed information regarding our executive compensation program, policies and procedures, as well as the compensation of our named executive officers.

This advisory vote on the compensation of our named executive officers is not binding on us, our Board or the Compensation Committee. However, our Board and the Compensation Committee will consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation paid to the Company’s named executive officers.

Item 4 — Advisory Vote on the Frequency of Executive Compensation Vote

As required by federal securities laws we are providing stockholders with an opportunity to cast an advisory vote on the frequency of the Company’s shareholder vote on executive compensation.

This proposal gives stockholders the opportunity to determine whether the frequency of shareholder votes on executive compensation will be every one, two or three years.  Shareholders are not being asked to approve or disapprove the Board of Directors’ recommendation, but rather to indicate their own choice as to the frequency of the Company’s advisory vote on executive compensation. The Company has historically held an annual advisory vote on the approval of the compensation paid to our named executive officers.

Because your vote is advisory, it will not be binding upon the Board of Directors.  However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of shareholder votes on executive compensation.

The Board of Directors unanimously recommends that shareholders vote to conduct the advisory vote on the compensation of the Company’s named executive officers “EVERY YEAR.”

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission.  Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this document.  See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

Beneficial Bancorp, Inc.

Thomas J. Lewis, Chairman

Edward G. Boehne

Donald F. Gayhardt, Jr.

Elizabeth H. Gemmill

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) is intended to assist shareholders in understanding our decision-making process and philosophy for compensating our named executive officers. The following executive officers, which constitute our “named executive officers”, include our

Chief Executive Officer, Chief Financial Officer and our next three most highly compensated individuals who served as an executive officer during 2016:

Gerard P. Cuddy	President and Chief Executive Officer
Thomas D. Cestare	Executive Vice President and Chief Financial Officer
Joanne R. Ryder	Executive Vice President and Chief Administration Officer
Martin F. Gallagher, Jr.	Executive Vice President and Chief Lending Officer
Pamela M. Cyr	Executive Vice President and Chief Retail Banking Officer

This CD&A should be read together with the compensation tables for our named executive officers that may be found in the “Executive Compensation” section of this Annual Meeting Proxy Statement.

As discussed in greater detail below, our compensation program for our named executive officers is designed to provide executives with competitive compensation packages that include elements of both reward and retention. The Compensation Committee routinely reviews our compensation practices to remain market competitive and to ensure that these practices are aligned with our compensation philosophy and objectives, regulatory requirements and evolving best practices.  Key highlights of the program include:

•                  We maintain a clawback policy for bonus and other incentive compensation paid to executive officers, which mitigates risk-taking behavior.

•                  Our directors and named executive officers are required to hold our common stock at specified minimum levels, which recognizes the importance of aligning their interests with those of stockholders.

•                  The Chief Executive Officer of Beneficial Bancorp is required to hold Beneficial Bancorp common stock valued at three times his annual base salary.

•                  The Compensation Committee reviews all incentive compensation programs with respect to risk-taking behavior, with the guiding principle being the safety and soundness of Beneficial Bancorp and Beneficial Bank as paramount to all compensation incentives.

•                  Our annual incentive awards and long-term performance-based pay reflect and reinforce our pay for performance philosophy.

•                  We provide limited executive perquisites.

Executive Summary

2016 Financial and Strategic Highlights

During 2016, we continued to make progress towards our strategic goals.  Our management team has been  focused on deploying our excess capital to improve Beneficial’s financial performance.  Our top priorities have been to:

•                  organically grow our loan portfolio;

•                  improve our asset mix by reducing the percentage of assets in lower yielding cash and investments and increasing loans as a percentage of total assets;

•                  leverage our infrastructure by focusing on in-market acquisitions that meet our financial targets;

•                  manage our expense base; and

•                  maintain strong asset quality.

Some of our financial and strategic highlights for 2016 include:

Highlight	Result

Completed the acquisition and integration of Conestoga Bank	• Total loans increased by $518.3 million • Total deposits increased by $588.4 million • Expanded our presence in Philadelphia and the western metropolitan area

Grew loans organically by $433.3 million (+14.7%) and purchased $117.5 million in commercial real estate loans (+4%)

•        Together with the Conestoga acquisition, our loan portfolio increased by $1.1 billion in 2016

•        Balance sheet mix improved with loans now constituting over 69% of total assets, and lower-yield cash and investments comprising only 24% (down from 33% in 2015).

•        Net interest margin improved from 2.8% to 3.0%

•        Net interest income increased by $26.7 million (+21.5%)

Reduced total non-performing loans to $26.9 million ($12.1 million excluding guaranteed student loans)	• NPAs/assets are down to 0.48% from 0.81% in 2015.

Launched an advertising campaign with a focus on our heritage and dedication to Philadelphia, our values, and our guiding philosophy to always do what’s right.

•        Introduced our refreshed tagline: “True to our name. Since 1853.”

•        Greatly increased visibility on television, radio, outdoor, digital, transit, and social media platforms throughout the Delaware Valley.

Completed our first share repurchase program since our mutual-to-stock conversion and related stock offering.	• Under the first program, we repurchased 8.3 million shares.

Began a second share repurchase program	• We have repurchased 1.6 million shares under this second program to date. • The ongoing repurchase may recover up to 10% of our outstanding common stock, or 7.8 million shares

Maintained a best-in-class capital position

•        For the first time in our 163-year history, declared and paid two quarterly cash dividends of 6 cents per share to our shareholders.

•        Total Capital Ratio is 23.14%, well in excess of Basel III regulatory “Well Capitalized” designation of 10%.

•        Management and the board continue to look for opportunities to leverage our capital in the interest of shareholders

2016 Key Developments in Executive Compensation

Throughout 2016, our named executive officers focused on strategic initiatives that included managing our capital, increasing profitability, reducing non-performing assets, growing our commercial loan portfolio, differentiating Beneficial Bank from our competitors, and using new delivery channels to optimize our branch network. Our compensation decisions for 2016 reflected the contributions of our named executive officers to our solid financial performance and achievement of our strategic objectives.

Adjusting Base Salaries.  Following annual performance reviews, the Compensation Committee made modest adjustments to the base salaries for each of our named executive officers. During 2016, Mr. Cuddy, Mr. Cestare, Ms. Ryder, Mr. Gallagher and Ms. Cyr received salary increases of 4.0%, 5.0%, 4.0%, 4.5% and 2.0%, respectively.  See “Base Salary” for further discussion of our named executive officers base salaries.  See also, “Executive Compensation—Summary Compensation Table” for actual base salaries paid in 2016.

Achieving Target and Stretch Performance Levels Under the Company’s Short-Term Cash-Based Incentive Plan.  The 2016 Management Incentive Plan (“MIP”) distributed short-term annual incentive awards to our named executive officers as a result of the Company’s 2016 performance above the Stretch level for our return on assets, net loan growth, total expenses, and capital management objectives, as well as performance at target level for employee satisfaction. See “Short-Term Cash-Based Incentive Compensation” for additional information on the 2016 MIP.  See also “Executive Compensation—Summary Compensation Table” for the actual amounts earned by our named executive officers in 2016.

Issuing Annual Equity Grants.  Consistent with our compensation philosophy of alignment with shareholders through the payment of a significant portion of each officer’s compensation every year is paid out in the form of equity. All of our named executive officers received grants of restricted stock in January 2016.   In past years, the annual equity awards were made in the form of both restricted stock and options.  In 2016, the committee chose to use restricted stock exclusively because it creates alignment with shareholders whether the stock price increases or decreases. Mr. Cuddy, Mr. Cestare, Ms. Ryder, Mr. Gallagher, and Ms. Cyr received annual equity awards of 35,000 shares, 33,492 shares, 15,000 shares, 9,000 shares, and 9,000 shares, respectively. These annual equity awards were based on each named executive officer’s individual contributions toward achieving the Company’s strategic goals in 2016, as well as a review of peer compensation data. The 2016 annual equity awards are subject to a five-year vesting period, with sixty percent of the shares granted vesting on the third anniversary of the grant date, 20% vesting on the fourth anniversary of the grant date, and 20% vesting on the fifth anniversary of the grant date. See the section titled “Long-Term Equity-Based Incentive Compensation” for additional information on our equity program.  See also, “Executive Compensation—Grants of Plan Based Awards” for the equity awards granted to our named executive officers in 2016.

Granting Second Step Conversion Awards.  Consistent with the historical practice of thrifts that have recently completed a mutual to stock public offering or second-step conversion, the Compensation Committee awarded shares of restricted stock to our named executive officers for their role in completing the second step conversion.  The second step conversion awards provide a retention incentive to the named executive officers during the course of the three year vesting period.  Mr. Cuddy, Mr. Cestare, Ms. Ryder, Mr. Gallagher, and Ms. Cyr received second step conversion awards of 498,000 shares, 275,000 shares, 162,000 shares, 160,000 shares, and 122,000 shares, respectively.

The Compensation Committee also considered each named executive officer’s level of beneficial ownership when determining the second step conversion awards. As illustrated in the chart below, the level of beneficial ownership for our Chief Executive Officer was significantly below peer levels prior to the second step conversion award.

Chief Executive Officer Beneficial Ownership (2016 Peer Group)

	Total Shares Outstanding	Beneficial Ownership
Peer Ownership	(As of 12/31/2016)	(# of Shares)	Percent Owned
25th Percentile			0.28%
50th Percentile			0.43%
75th Percentile			0.76%
Gerard Cuddy (Before Grant)	82,918,595	190,781	0.23%
Percent Rank			17%
Gerard Cuddy (After Grant)	82,918,595	688,781	0.83%
Percent Rank			78%

The second step conversion awards create the level of alignment with shareholders that the Compensation Committee believes is essential to motivate executives to drive the performance of the Company. Furthermore, these equity grants vest over a multi-year period to provide a strong retention incentive for the executive officers as the Company transitions to being fully public.

See “2016 Second Step Conversion Awards” for additional information on these awards.  See also, “Executive Compensation—Grants of Plan Based Awards” for the equity awards granted to our named executive officers in 2016.

Amending Named Executive Officer Agreements for Best Net Benefits Approach.  In February 2016, our named executive officers’ employment agreements and executive change in control severance agreements were amended to provide for a “best net benefits” approach in the event that severance benefits under the agreements or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.  The best net benefits approach reduces an executive’s payments and benefits to avoid triggering the Internal Revenue Code Section 4999 excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made. See Executive Compensation—Potential Post-Termination Payments — Change in Control.” We do not provide tax gross ups for change in control severance benefits.

Adopting a New Long-Term Incentive Program for Implementation in 2017. In connection with the adoption of the Beneficial Bancorp, Inc. 2016 Omnibus Incentive Plan, the Compensation Committee worked with McLagan, our compensation consultant, to design a new long-term incentive program. The new program provides that a majority of the equity awards  granted to our named executive officers under the 2016 Omnibus Plan will have performance-based vesting. We have undertaken this step in order to ensure that equity awards are earned based on objective performance, and to strengthen the connection between executive pay and corporate performance. This new program was implemented in January 2017.

Best Practices

In support of our pay for performance philosophy, as well as to ensure our compensation program is supported by good corporate governance practices, we have adopted the following best practices:

•                  Performance vesting on the majority of equity awards beginning in 2017

•                  Clawback Policy

•                  Stock Ownership Guidelines

•                  No tax gross-ups in our executive agreements

•                  Comprehensive risk oversight

Additional information on each of these governance practices is discussed in this CD&A.

Shareholder Say-on-Pay Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we held an advisory vote on the approval of the compensation of our named executive officers at our 2016 annual stockholders meeting and 95% of the shares voted were voted in favor of the proposal. The Compensation Committee considered results of the vote as an affirmation of its compensation- related policies and decisions.

Compensation Philosophy

Beneficial Bancorp’s executive compensation program is designed to offer competitive cash and equity compensation and benefits that will attract, motivate and retain highly qualified and talented executives who will help maximize Beneficial Bancorp’s financial performance and earnings growth. Beneficial Bancorp’s executive compensation program is also intended to align the interests of its executive officers with stockholders by rewarding performance against established corporate financial targets, and by motivating strong executive leadership and superior individual performance. In this regard: (1) a substantial portion of the compensation payable to our named executive officers is linked to financial and individual performance; (2) the interests of our named executive officers is aligned with the long-term interests of our stockholders through their stock-based and non-equity incentive compensation, which is earned primarily based on performance metrics; (3) our focus is providing compensation that is commensurate with the achievement of short-term and long-term financial goals and individual performance; and (4) our executive compensation program is designed to attract, retain and motivate our named executive officers. Beneficial Bancorp’s executive compensation program allocates total compensation between long-term and short-term compensation and between cash and non-cash compensation by including competitive base salaries, executive perquisites, an annual cash incentive plan and stock awards that are subject to at least three-year vesting, which encourage long term employment with Beneficial. The compensation paid to each named executive officer is based on the executive officer’s level of job responsibility, corporate financial performance measured against corporate financial targets, and an assessment of his or her individual performance. A significant portion of each named executive officer’s total compensation is performance-based because each executive is in a leadership role and can significantly impact corporate performance.

Role of the Compensation Committee

The Compensation Committee is accountable for developing our executive compensation philosophy and making compensation decisions relating to our named executive officers. The committee monitors the success of our program in achieving the objectives of our compensation philosophy. The

Compensation Committee is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.

The Compensation Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee’s charter can be found on Beneficial Bancorp’s website at www.thebeneficial.com. The Compensation Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program. The charter vests in the Compensation Committee the sole responsibility for determining the compensation of the chief executive officer based on the Compensation Committee’s evaluation of his performance. The charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2016, the Compensation Committee met five times, with four of these meetings including an executive session attended by Compensation Committee members without management present.  A representative of McLagan, an Aon Hewitt Company, our independent compensation consultant (the “Compensation Consultant” or “McLagan”), was present in person or by teleconference at all five of the meetings. The current members of the Compensation Committee are Thomas J. Lewis (Chairman), Edward G. Boehne, Donald F. Gayhardt Jr. and Elizabeth H. Gemmill. Mr. Farnesi, in his role of Chairman of the Board, attends as a non-voting member.

The Compensation Committee annually conducts a self-assessment of its overall performance and regularly engages in education events either through its independent consultant or through attendance at banking industry events and webinars.

Role of the Compensation Consultant

In 2016, the Compensation Committee retained the services of McLagan to perform a competitive assessment of Beneficial Bancorp’s executive and director compensation programs, as well as to provide guidance on the changing regulatory environment governing executive compensation. The annual executive and director assessments include, but are not limited to, an assessment of Beneficial Bancorp’s financial performance relative to its peers, an assessment of Beneficial Bancorp’s compensation program compared to its peers, recommendations for total cash compensation opportunities (base salary and cash incentives), a review of equity compensation, assessment of perquisites, retirement benefits and bonuses for named executive officers, and a review of Board and committee compensation. The annual executive and director compensation assessments provide the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, our Compensation Consultant advises the Compensation Committee on best practices in light of changes in the bank regulatory environment, assists in developing a relevant peer group for use in the executive and director market assessments, and provides guidance to the Compensation Committee regarding the design of compensation arrangements that reflect Beneficial Bancorp’s compensation philosophy.  In 2016, this included the design of a new Long-Term Incentive Plan for the executive officers.

The Compensation Consultant attends the Compensation Committee meetings upon request to review compensation data with Beneficial Bancorp and participate in general discussions on compensation and benefits for the named executive officers and Board members. While the

Compensation Committee considers input from the Compensation Consultant when making compensation decisions, the committee’s final decisions reflect many factors and considerations.

The Compensation Committee regularly reviews the services provided by its outside compensation consultant and believes that McLagan is independent in providing executive compensation consulting services.

Role of Management

Our Chief Executive Officer, in conjunction with members of the Compensation Committee and the Human Resources Department, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers (other than himself). The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the other named executive officers. Our Chief Executive Officer does not participate in Compensation Committee discussions relating to his compensation.

Use of Peer Group Data

The Compensation Committee considers information about the practices of the Company’s peers and other comparable companies, as well as evolving market practices when it makes compensation decisions. The committee considers the compensation levels and arrangements of similarly situated executives in addition to other factors in connection with its decision-making process. Duties, responsibilities and tenure with Beneficial Bancorp are also considered in the committee’s compensation decisions. The peer group noted below was originally developed by the Compensation Committee and the Compensation Consultant in 2015 using objective parameters that reflected banks of similar asset sizes (i.e., between one-half and two times Beneficial Bancorp’s asset size) and location (i.e. financial institutions from Connecticut, Delaware, New Jersey, Pennsylvania, Maryland and New York).

The Compensation Committee reviews the peer group on an annual basis and updates the peer group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics similar to Beneficial Bancorp. The financial institutions that make up our peer group may change depending on acquisitions, growth and/or changes in the business focus of Beneficial Bancorp or our peer institutions. Overall, our goal is to have approximately 18 to 23 comparative banks in our peer group to provide a market perspective for executive total compensation. The peer group was selected in June of 2015 for use in the 2015 compensation assessments, which was considered in establishing 2016 compensation.

Below is a list of the institutions that made up our peer group.  The peer group’s assets range between $2.9 billion and $9.6 billion.

Company Name
National Penn Bancshares Inc.	Allentown	PA
Northwest Bancshares, Inc.	Warren	PA
NBT Bancorp Inc.	Norwich	NY
Provident Financial Services	Iselin	NJ
Community Bank System, Inc.	De Witt	NY
First Commonwealth Financial	Indiana	PA
Boston Private Financial Holdings, Inc.	Boston	MA
Tompkins Financial Corporation	Ithaca	NY
Flushing Financial Corp.	Uniondale	NY
S&T Bancorp Inc.	Indiana	PA
TrustCo Bank Corp NY	Glenville	NY
WSFS Financial Corp.	Wilmington	DE
Sandy Spring Bancorp, Inc.	Olney	MD
Eagle Bancorp, Inc.	Bethesda	MD
Century Bancorp, Inc.	Medford	MA
Lakeland Bancorp	Oak Ridge	NJ
Brookline Bancorp, Inc.	Boston	MA
Kearny Financial Corp.	Fairfield	NJ
Independent Bank Corp.	Rockland	MA
Meridian Bancorp Inc.	Peabody	MA
Northfield Bancorp, Inc.	Woodbridge	NJ
Oritani Financial Corp.	Township of Washington	NJ
Bryn Mawr Bank Corp.	Bryn Mawr	PA

Elements of Executive Compensation and 2016 Compensation Decisions

Our compensation program for our named executive officers reflects our compensation philosophy and uses a full range of pay components to achieve our objectives. Our goal is to be a high-performing company.  Therefore, the Compensation Committee has structured an executive compensation program that attracts and retains quality individuals and motivates and rewards them for high performance. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among base salary, short-term incentives and long-term incentives that is competitive with our industry peers and creates appropriate incentives for our named executive officers. To achieve the necessary balance, our Compensation Committee worked closely with the Compensation Consultant and our Human Resources Department. See “—Role of Compensation Consultant” for a detailed description of the services provided by the Compensation Consultant.

When making compensation determinations for our named executive officers, the Compensation Committee focuses on salaries and cash compensation that is generally competitive at the 50th percentile of the market at target levels of performance. The allocation of base salary and performance-based compensation (short-term cash incentives and equity awards) varies depending upon the role of a named executive officer in our organization and his or her individual performance.

Base Salary. The base salary of each named executive officer is reviewed on an annual basis in connection with the executive’s performance review. Decisions regarding salary adjustments take into account an executive’s current base salary, market practice and the role/contribution of the executive. Our goal is to maintain salary levels for the named executive officers at levels consistent with base pay received by those in comparable positions in the market. We obtain market information from a variety of sources, including peer proxy and survey data gathered by the Compensation Consultant. See “—Use of Peer Group Data.” We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we made when an officer was hired. Individual performance, role and responsibilities and retention risk are also considered as part of our annual assessment.

In 2015, the Compensation Committee made several significant increases to the base salaries of our named executive officers based on market data provided by McLagan and in response to significant changes in the levels of responsibility of some of our executive officers. In 2016, our officers’ base salaries were generally competitive to market and there were no major shifts in responsibility among the executive team. As a result, we provided modest increases to each officer in recognition of their efforts in driving the bank’s performance in 2016, and also to maintain competitive salaries amidst rising executive compensation levels in the market.

Executive	2015 Salary	2016 Salary	Annual % Increase
Mr. Cuddy	$655,000	$681,200	4.0%
Mr. Cestare	$358,713	$376,649	5.0%
Ms. Ryder	$305,000	$317,200	4.0%
Mr. Gallagher	$300,000	$313,500	4.5%
Ms. Cyr	$234,090	$238,772	2.0%

Short-Term Cash-Based Incentive Compensation. Our MIP is a short-term cash-based incentive compensation plan that is designed to recognize and reward plan participants for their contribution to our success through annual cash awards. In 2016, MIP performance measures for each named executive officer included return on assets, net loan growth and total expenses, which are core measures of profitability and efficiency of resources, as well as employee satisfaction, capital management and the successful execution of strategic initiatives. The MIP provided each plan participant with a target incentive opportunity with the ability to earn more or less than target based on achievement of pre-determined performance goals. Target incentive opportunities reflect our philosophy of setting conservative annual incentives that are slightly below market practice to allow for a greater focus on long-term incentive opportunities.

The MIP was administered by the Compensation Committee with the assistance of the Human Resources Department. The Compensation Committee had sole discretion to adjust payouts under the 2016 MIP in the event of a change in market conditions, regulations or Beneficial Bancorp’s business model. The Compensation Committee used scorecards to evaluate each participant’s 2016 performance and determined the payout under the MIP. Incentive payouts earned under the 2016 MIP are subject to our clawback policy. See “—Clawback Policy”. In accordance with the terms of the MIP, a participant must be employed by Beneficial Bancorp as of the date of distribution of the incentive award to be eligible for a payout under the plan.

The table below shows the annual incentive opportunities for our officers under the 2016 MIP, as well as 2016 results.

	2016 MIP Incentive Opportunities			2016
Executive	Threshold	Target	Stretch	Actual
Mr. Cuddy	25%	50%	75%	72.5%
Mr. Cestare	20%	40%	60%	58.0%
Ms. Ryder	17.5%	35%	52.5%	49.9%
Mr. Gallagher	17.5%	35%	52.5%	50.8%
Ms. Cyr	17.5%	35%	52.5%	44.6%

The table below depicts the threshold, target, and stretch performance levels for each of the corporate performance objectives in the 2016 MIP, in addition to the level of performance actually achieved.

(Dollars in thousands)	2016 Performance Goals			2016 Performance
Objective	Threshold	Target	Stretch	Result
Return on Assets	0.33%	0.37%	0.41%	0.47%
Net Loan Growth	$640,059	$711,177	$888,971	$1,069,122
Total Expenses	$145,865	$144,421	$141,533	$139,124
Employee Satisfaction	72%	74%	76%	74%

In addition to the quantitative financial performance objectives listed above, Mr. Cuddy and Mr. Cestare had a portion of their 2016 MIP awards conditioned on successful management of the Company’s capital.  Successful management of capital focused on deployment of capital to support growth, organically and via acquisition, as well as stock repurchases and dividends.  During 2016, the Company successfully completed the acquisition of Conestoga Bank which added total assets of $649 million, announced and completed its first share repurchase program, announced a second share repurchase program, and declared its first cash dividend.  The Company reduced the balance of cash and investments to total assets to 24% from 33% a year ago and also grew its loan portfolio 36.4% both of which improved profitability and the balance sheet mix.  Based on a confidential employee survey conducted by the Beneficial Bank Human Resources Department, the employee satisfaction rate for 2016 was 74%.  Ms. Ryder, Mr. Gallagher and Ms. Cyr also had an MIP objective related to the 2016 performance of the business units under their purview.

The table below sets forth the weighting for the 2016 Performance Measures under the MIP.

	2016 Performance Measures
Executive	Return on Assets	Net Loan Growth	Total Expenses	Employee Satisfaction	Capital Management	Business Unit Performance
Mr. Cuddy	30%	25%	10%	10%	25%	N/A
Mr. Cestare	25%	25%	15%	10%	25%	N/A
Ms. Ryder	25%	25%	10%	15%	N/A	25%
Mr. Gallagher	25%	30%	10%	10%	N/A	25%
Ms. Cyr	10%	35%	10%	10%	N/A	35%

The Compensation Committee set triggers (i.e. “Performance Gates”) that must be met before any payments are made under the MIP.  The Performance Gate for the 2016 MIP was that no payments would be made for return on asset performance unless our Non-Performing Assets/Total Assets Ratio, excluding guaranteed government student loans, was equal to or less than 1.00%.   The Performance Gate was satisfied in 2016.

The efforts and leadership of our named executive officers were critical to our ability to successfully complete the acquisition of Conestoga Bank, organically grow our loan portfolio, and manage our expense base. Beneficial Bancorp’s performance is a primary driver for payments under our 2016 MIP. In 2016, the successful execution of individual strategic objectives coupled with Beneficial Bancorp’s financial performance resulted in 2016 MIP payouts generally ranging between target and stretch levels, resulting in payouts between 128% and 145% of each named executive officer’s target 2016 Incentive Opportunity.

See “Executive Compensation—Grant of Plan Based Awards” for the cash incentive opportunities for each of our named executive officers in 2016.

Long-Term Equity-Based Incentive Compensation. One of the four basic principles of our compensation philosophy is alignment with shareholders. That is why the Compensation Committee ensures that a significant portion of each officer’s compensation every year is paid out in the form of equity. In 2016, the Compensation Committee made several important decisions regarding our equity program, as outlined below. All decisions regarding our annual equity awards, second step conversion awards and the adoption of a new long term equity incentive program were made after reviewing relevant facts and circumstances, including taking into consideration the practices of our peers and the perspective of our Compensation Consultant.

2016 Annual Equity Award.  All of our named executive officers received an annual grant of restricted stock in January 2016 under our long-term equity incentive compensation program (“LTIP”).  In past years, the annual equity awards under our LTIP were made in the form of both restricted stock and stock options. However, in 2016, the Compensation Committee chose to use restricted stock exclusively to create alignment with our shareholders regardless of whether our stock price increases or decreases. The 2016 annual equity awards were based on individual contributions to achieving the Company’s strategic goals as well as a review of peer compensation data. Actual awards are noted in the section above entitled 2016 Key Developments in Executive Compensation.

The awards will vest over a five year period, with 60% vesting on the third anniversary of the grant date, and 20% vesting on each of the fourth and fifth anniversaries of the grant date. Our vesting schedule is longer than that of the majority of our peers, with no awards vesting before the third anniversary of the grant date and requiring a five-year period before all awards are vested. We believe that this longer vesting period will provide greater incentive for our executives to remain with the Company and work towards its success.

2016 Second Step Conversion Awards.  Beneficial Bank completed its mutual to stock conversion and initial public offering in 2007.  Following the initial public offering, we adopted the 2008 Equity Incentive Plan which added an equity element to our overall executive compensation package. In the mutual holding company form of organization, Beneficial issued fewer shares than its fully public peers and therefore was limited to the amount of equity that could be awarded to its named executive officers.  Upon the completion of the second step conversion, the Company became fully public and able to implement an equity program comparable to our peer institutions. Following the adoption of the Beneficial Bancorp, Inc. 2016 Omnibus Incentive Plan, the Compensation Committee granted its named executive officers second step conversion awards to strengthen their alignment with shareholders and retain the executives during the vesting period. The purpose and structure of these awards is consistent with the historical practice of other thrifts that have recently completed their second step conversion.

A significant consideration in the granting of these awards was the beneficial ownership level of our executives and directors. As demonstrated in the exhibit below, the level of beneficial ownership for our Chief Executive Officer was significantly below peer levels prior to the second step post-conversion awards.

Chief Executive Officer Beneficial Ownership (2016 Peer Group)

	Total Shares Outstanding	Beneficial Ownership
Peer Ownership	(As of 12/31/2015)	(# of Shares)	Percent Owned
25th Percentile			0.28%
50th Percentile			0.43%
75th Percentile			0.76%
Gerard Cuddy (Before Grant)	82,918,595	190,781	0.23%
Percent Rank			17%
Gerard Cuddy (After Grant)	82,918,595	688,781	0.83%
Percent Rank			78%

The second step conversion awards create the level of alignment with shareholders that the Compensation Committee believes is essential to motivate executives to drive the performance of the Company.

See “Executive Compensation—Grants of Plan Based Awards” for the equity awards granted to our named executive officers in 2016.

New Long-Term Incentive Program to be Implemented in 2017. In 2016, following the implementation of the Beneficial Bancorp, Inc. 2016 Omnibus Incentive Plan, the Compensation Committee worked with our Compensation Consultant to design a new long-term incentive program. The new program provides that a majority of the equity awards granted to our named executive officers under the 2016 Omnibus Plan will have performance-based vesting. The objectives of our new long term incentive program are:

•                  To continue to better align the interests of senior management with those of shareholders by increasing their ownership in the bank;

•                  To incentivize senior management to grow the bank over time without encouraging them to take undue risk; and,

•                  To demonstrate to our shareholders that we are focused on growing the bank and linking the compensation of our executives to our organizational performance.

The Compensation Committee intends for the new long-term incentive program to provide transparency in the equity determination process and provide our executive officers with tangible metrics designed to drive our business strategy. The new long-term equity incentive program was implemented in January 2017.

Under the new program in 2017, each officer will be provided with a target equity incentive opportunity. Each officer’s target award is calculated by multiplying their target incentive opportunity by their base salary. Forty percent of the calculated target award is granted in time-vested shares, which vest in three equal installments on each of the next three anniversaries of the grant date. The remaining 60% of the calculated target award is subject to performance-vesting. Anywhere between 0% and 150% of the target award will vest based on the bank’s performance under pre-established metrics relative to a pre-established group of peers. No performance-vesting shares will vest until the bank’s performance has been assessed at the end of the three-year performance period.

60% Performance-Vested • Vests based on credit quality, ROAA, and TSR • Vests in entirety at the conclusion of a 3-year performance period	40% Time-Vested • Vesting contingent on continued employment • Vests in equal installments over 3 years

The following table describes the metrics that will be used for the performance-vested awards under our new long-term incentive program.

LTI Metric	Weighting
Credit Quality	25%
Return on Average Assets	40%
Total Shareholder Return	35%

Stock Compensation Grant and Award Practices; Timing Issues

Our Compensation Committee considers whether to make equity awards to officers and directors on an annual basis and in connection with new hires and promotions. The Compensation Committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates. The Compensation Committee also consulted with our Compensation Consultant to ensure that our equity award program is competitive with our peer group. The Compensation Committee is solely responsible for the development of the schedule of equity awards made to our chief executive officer and the other named executive officers.

The Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. The release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors.

The terms and conditions of the annual grant of equity awards made in January 2016 were determined in accordance with the 2008 Equity Incentive Plan and the policies established by the Compensation Committee. These awards were made in the form of restricted stock and vest over a five-year period with 60% of the award vesting on the third anniversary and 20% of the award vesting each of the next two years.

The terms and conditions of the second step conversion awards made in June 2016 were determined in accordance with the 2016 Omnibus Incentive Plan and the policies established by the Compensation Committee. These awards were made in the form of restricted stock and vest over a three-year period with one-third vesting on each grant date anniversary.

All stock options and stock awards granted under the equity plans become 100% vested upon an award recipient’s death, disability or a change in control. See “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” for detail on the outstanding equity awards granted to our named executive officers as of December 31, 2016.

Our equity plans provide that the Compensation Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our common stock on the Nasdaq Global Select Market on the date of grant.

Retirement Benefits; Employee Welfare Benefits

All of our named executive officers are eligible to participate in the tax-qualified retirement plans available to all eligible Beneficial Bank employees. This includes the employee savings and stock ownership plan and, for those executives employed by Beneficial Bank before June 30, 2008, the Employees’ Pension and Retirement Plan of Beneficial Bank (the “Pension Plan”). The Pension Plan was frozen effective June 30, 2008 in connection with the restructuring of our retirement program. Our employee savings and stock ownership plan allows eligible employees, including the named executive officers, to supplement their retirement savings with elective deferral contributions that we match at specified levels. The employee savings and stock ownership plan also provides for additional discretionary employer contributions based on a percentage of participant compensation, subject to the Internal Revenue Code contribution limits.

In addition to our tax-qualified retirement plans, we also maintain two non-qualified supplemental retirement arrangements for certain named executive officers. These supplemental retirement plans assist Beneficial Bancorp in attracting and retaining executive talent. The Compensation Committee periodically reviews the plans with due consideration given to prevailing market practice, overall compensation philosophy and cost to Beneficial Bancorp. Mr. Cuddy is a participant in the Beneficial Bank Supplemental Pension and Retirement Plan, which provides him with a benefit that would have been payable under the Pension Plan, prior to the plan freeze but for certain Internal Revenue Code limits on compensation and benefits. See “Executive Compensation—Pension Benefits—Supplemental Pension and Retirement Plan” for a detailed description of the arrangement and contributions made on behalf of Mr. Cuddy in 2016. Beneficial Bancorp also maintains an elective deferred compensation plan that allows Beneficial Bank to provide restorative payments to participants who experience a shortfall in retirement benefits under the employee savings and stock ownership plan due to Internal Revenue Code limits on compensation that reduce benefits for highly compensated executives under tax-qualified retirement plans. The Compensation Committee has designated each of our named executive officers as participants in the Elective Deferred Compensation Plan.

In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice. All benefits offered to named executive officers are provided at the same coverage level and cost as those offered to all Bank employees.

Employment and Executive Change in Control Severance Agreements

Chief Executive Officer/Chief Financial Officer. We maintain employment agreements with Messrs. Cuddy and Cestare to outline the terms and conditions of employment and ensure the stability of our management team by providing our top executives with financial protection if an executive is terminated in connection with a change in control of Beneficial Bancorp or if an executive is involuntarily terminated by Beneficial Bank or Beneficial Bancorp for reasons other than cause (as defined in the employment agreements). The terms and conditions of our employment agreements are consistent with the agreements provided to executive officers in the banking industry and reflect best practices, such as the exclusion of tax gross-ups. Unless otherwise extended or terminated in accordance with the terms of the agreements, the employment agreements with Messrs. Cuddy and Cestare will expire on February 6, 2019. See “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Post-Termination Payments” for a detailed discussion of the terms of the employment agreements and the benefits and payments provided upon termination of service for Messrs. Cuddy and Cestare.

Other Named Executive Officers. Ms. Ryder, Mr. Gallagher and Ms. Cyr have entered into executive change in control severance agreements with Beneficial Bank. These agreements provide the executive with financial protection if his or her employment is terminated in connection with a change in control. Unless otherwise extended or terminated in accordance with their terms, the agreements with Ms. Ryder, Mr. Gallagher and Ms. Cyr will expire on February 6, 2019. See “Executive Compensation—Change in Control Severance Agreements” and “Executive Compensation—Potential Post-Termination Payments” for a detailed discussion of the terms of the change in control severance agreements and the benefits and payments provided upon termination of service for Ms. Ryder, Mr. Gallagher and Ms. Cyr.

Unless extended to a later date or terminated early in accordance with its terms, each of the employment agreements and change in control severance agreements with our named executive officers expires on February 6, 2019. The Compensation Committee reviews each named executive officer’s performance and his or her agreement on an annual basis to determine whether to extend the term of the agreement for an additional year. The Compensation Committee’s decision to extend the term of an agreement with a named executive officer is discretionary and reflects its evaluation of the executive’s role in Beneficial Bancorp and his or her overall job performance. We do not provide tax gross ups under the change in control severance agreements.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure an understanding of the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires that all compensation be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner. When making grants under the 2008 Equity Incentive Plan and the 2016 Omnibus Incentive Plan, the Compensation Committee considers the tax implications of the awards. All stock options granted under our equity plans, since their implementation, have been non-statutory stock options.

Perquisites

We annually review the perquisites that we make available to our named executive officers. The primary perquisites for senior managers include an automobile allowance and certain club dues. See “Executive Compensation— Summary Compensation Table” for detailed information on the perquisites provided to our named executive officers.

Stock Ownership Requirements

Under the Company’s stock ownership and retention policy, our President and Chief Executive Officer is expected to own or acquire Beneficial Bancorp stock having a fair market value equal to three times his base salary. All other named executive officers are expected to own or acquire Beneficial Bancorp common stock having a fair market value equal to one times each officer’s base salary. Each named executive officer’s individual stock ownership requirement is based on his or her salary as of March 17, 2011 or for new executives, as of his or her date of hire and will not change due to a change in base salary or fluctuation in Beneficial Bancorp’s stock prices. However, the Corporate Governance Committee, may, from time to time, re-evaluate or revise the guidelines for corporate reasons. Non-employee directors of Beneficial Bancorp are expected to own or acquire Beneficial Bancorp common stock having a fair market value equal to ten times the annual retainer received by each director for services rendered as a director of Beneficial Bancorp as of March 17, 2011. All individuals subject to the stock ownership and retention policy have five years from appointment as a named executive officer or director (whichever is applicable) or March 17, 2016, whichever is later, to satisfy the stock ownership guidelines. Shares counted towards the ownership requirements include shares of Beneficial Bancorp common stock purchased in the open market, owned out-right by an individual, or members of his or her immediate family residing in the same household, whether held individually or jointly, restricted stock granted under Beneficial Bancorp’s equity plans, shares held in trust or by a family limited partnership and shares acquired through the employee savings and stock ownership plan. Failure to meet, or in unique circumstances to show sustained progress toward meeting the stock ownership guidelines, may result in a reduction in future long-term incentive grants and/or payment of future annual incentives in the form of stock. As of March 10, 2017, all executive officers and directors are in compliance with the stock ownership requirement. Once stock ownership goals are achieved, the ownership requirement amount must be maintained for as long as an individual is subject to the stock ownership guidelines. In addition to stock ownership requirements, Beneficial Bancorp also established a mandatory holding period of six months for stock acquired under Beneficial Bancorp’s 2008 Equity Incentive Plan and 2016 Omnibus Incentive Plan.

Clawback Policy

Our stock-based and cash-based incentive plans provide that if our Board of Directors determines that a named executive officer alters, inflates or inappropriately manipulates the performance/financial results of Beneficial Bancorp or violates recognized ethical business standards, the Board of Directors will, to the extent permitted by applicable law, seek recoupment from that named executive officer of any portion of performance-based compensation (cash or stock) paid to the named executive officer. We also have adopted a clawback policy that incorporates the plan provisions and further states that if a named executive officer engages in fraud or willful misconduct that causes or otherwise contributes to the need for a material restatement of our financial results, the Board of Directors will direct the Compensation Committee to review all performance-based compensation awarded to or earned by that named executive officer during the three-year period before the fiscal periods materially affected by the restatement. If, in the Compensation Committee’s view, the performance-based compensation would have been lower if it had been based on the restated results, the Board of Directors will, to the extent permitted by applicable law, seek recoupment from that named executive officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. The Compensation Committee will monitor our clawback policy as further guidance is released by the U.S. Securities and Exchange Commission as part of the Dodd-Frank Act.

Risk Assessment

At the direction of the Compensation Committee, Beneficial Bancorp reviews its compensation and benefit programs to determine if the programs create undesired or unintentional risk of a material nature. The 2016 risk assessment included: a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Beneficial Bancorp strategy. The results of the 2016 risk assessment concluded that our compensation policies and practices do not encourage excessive risk-taking, are compatible with effective internal controls and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables provides information concerning the total compensation awarded, earned or paid to the principal executive officer and principal financial officer of Beneficial Bancorp and our three other most highly compensated executives during the year ended December 31, 2016. These officers are referred to as the “named executive officers” in this proxy statement.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value (3)	All Other Compensation (4)	Total
Gerard P. Cuddy	2016	$675,154	$7,231,890	$—	$493,870	$2,482	$225,149	$8,628,545
President and Chief Executive Officer	2015	636,132	353,710	189,213	442,125	—	91,709	1,712,889
	2014	570,646	237,000	327,750	308,117	12,961	59,409	1,515,883

Thomas D. Cestare	2016	372,510	4,173,263	—	218,456	—	114,136	4,878,365
Executive Vice President and Chief Financial Officer	2015	355,914	399,350	151,367	197,292	—	41,714	1,145,637
	2014	345,015	189,600	262,200	149,031	—	28,765	974,611

Joanne R. Ryder	2016	314,385	2,398,410	—	158,204	—	76,620	2,947,619
Executive Vice President and Chief Administration Officer	2015	291,107	171,150	80,730	104,844	—	31,666	679,497
	2014	243,692	71,100	139,840	64,260	—	21,973	540,865

Martin F. Gallagher, Jr.	2016	310,385	2,295,010	—	159,101	—	81,112	2,845,608
Executive Vice President and Chief Lending Officer	2015	286,815	96,985	88,300	144,375	—	34,517	650,992
	2014	240,983	71,100	152,950	60,720	—	28,695	554,448

Pamela M. Cyr	2016	237,692	1,777,070	—	106,530	—	60,929	2,182,221
Executive Vice President and Chief Retail Banking Officer	2015	233,031	96,985	75,684	90,125	—	28,234	524,059
	2014	228,461	47,400	131,100	54,219	—	21,356	482,536

(1)                      Reflects the grant date aggregate fair value calculated in accordance with FASB ASC Topic 718 on outstanding restricted stock awards for each of the named executive officers. The amounts were calculated based on Beneficial Bancorp’s stock price as of the date of grant as follows: (i) $12.69 for all restricted stock awards granted on January 28, 2016 and $13.63 for all restricted stock awards granted on June 9, 2016, (ii) $11.41 for all 2015 restricted stock awards and (iii) $10.77 for all 2014 restricted stock awards.

(2)                      Reflects the grant date aggregate fair value calculated in accordance with FASB ASC Topic 718 for outstanding stock option awards for each of the named executive officers based upon a fair value for each option using the Black-Scholes option pricing model as follows: (i) $3.98 for all 2015 option awards and (ii) $3.97 for all 2014 option. Beneficial Bancorp uses the Black-Scholes option pricing model to estimate its compensation cost for stock options awards. For further information on the assumptions used to compute fair value, see note 19 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The actual value, if any, realized by a named executive officer from any option will depend on the extent to which the market value of the common stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by a named executive officer will be at or near the value estimated above.

(3)                      Represents the actuarial change in pension value in Mr. Cuddy’s amounts during the years ended December 31, 2016 and 2014 under the Beneficial Bank Consolidated Pension Plan and the Beneficial Bank Supplemental Pension and Retirement Plan. The pension value decreased by $1,470 in 2015 as a result of an increase in the discount rate during the year and not in the total pension benefit to be received in the future. See “Pension Benefits” below for a further discussion of these arrangements.

(4)                      Amounts reported in the “All Other Compensation” column for 2016 include the details in the table below.

	Mr. Cuddy		Mr. Cestare		Ms. Ryder		Mr. Gallagher		Ms. Cyr
Employer contributions to employee savings and stock ownership plan	$24,191		$23,324		$27,105		$25,531		$27,803
Nonqualified deferred compensation earnings (a)	102,171		36,539		19,208		22,748		8,394
Dividends paid on unvested restricted awards	73,884		46,498		24,307		22,593		17,532
Perquisites	14,078	(b)	—	(c)	—	(c)	—	(c)	—	(c)

(a)                  Represents Beneficial Bancorp’s 2016 contribution to the Elective Deferred Compensation Plan.

(b)                  Includes the value of executive’s personal use of a company-owned automobile and club membership fees.

(c)                   Did not exceed $10,000.

Employment Agreements

Beneficial Bancorp and Beneficial Bank maintain two-year employment agreements with Messrs. Cuddy and Cestare. Each employment agreement permits Beneficial Bancorp and Beneficial Bank, in their sole discretion, to annually renew the term of the agreements for an additional year in connection with the officer’s annual performance reviews, so that the term of the employment agreements remain at two years. Unless otherwise extended or terminated in accordance with the terms of the agreements, the employment agreements with Messrs. Cuddy and Cestare expire on February 6, 2019. The employment agreements provide for, among other things, a minimum annual base salary, eligibility to participate in employee benefit plans and programs maintained by Beneficial Bancorp and Beneficial Bank for the benefit of their employees, including discretionary bonuses, incentive compensation programs, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits applicable to executive personnel. The employment agreements also contain a provision that prohibits an executive from competing with Beneficial Bancorp or Beneficial Bank if the executive’s employment is terminated for reasons other than a change in control.

See “Potential Post-Termination Payments” for a discussion of the benefits and payments each executive may receive under the employment agreements upon termination of employment.

Change in Control Severance Agreements

Beneficial Bank maintains change in control severance agreements with Ms. Ryder, Mr. Gallagher and Ms. Cyr. The change in control severance agreements provide each executive with financial protection if his or her employment is terminated in connection with a change in control of Beneficial Bancorp. See “—Potential Post-Termination Payments” for a discussion of the benefits and payments Ms. Ryder, Mr. Gallagher and Ms. Cyr are entitled to upon termination of employment in connection with a change in control of the Company or Bank.

Grants of Plan Based Awards

2008 Equity Incentive Plan. The following table provides information concerning restricted stock awards granted to the named executive officers in 2016 under the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan.

Name	Grant Date	Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards (2)

Gerard P. Cuddy	01/28/2016	35,000	$444,150
Thomas D. Cestare	01/28/2016	33,492	425,013
Joanne R. Ryder	01/28/2016	15,000	190,350
Martin F. Gallagher, Jr.	01/28/2016	9,000	114,210
Pamela M. Cyr	01/28/2016	9,000	114,210

(1)                  Restricted shares vest according to the following schedule: shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award; 60% of the shares vest on the third anniversary of the award; and 20% of the shares each vest on the fourth and fifth anniversaries of the award.

(2)                  Sets forth the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of all restricted stock awards is equal to the number of awards multiplied by $12.69 for awards, the closing price for Beneficial Bancorp’s common stock on the date of grant. For further information see note 19 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Beneficial Bancorp maintained the 2008 Equity Incentive Plan to further its commitment to performance-based compensation and to provide participants with an opportunity to have an equity interest in Beneficial Bancorp. Upon the adoption of the 2016 Omnibus Incentive Plan, the 2008 Equity Incentive Plan was terminated and no additional awards can be granted under this plan. However, outstanding awards under the 2008 Equity Incentive Plan will continue in effect in accordance with their terms.

2016 Omnibus Incentive Plan. At the annual meeting of stockholders held on March 11, 2016,  stockholders of the Company approved Beneficial Bancorp, Inc. 2016 Omnibus Incentive Plan (“2016 Equity Plan”). This plan provided for the issuance of 3,500,000 shares of common stock (4.4% of our issued and outstanding). Individuals may receive awards of Beneficial Bancorp common stock (restricted  or performance awards) and grants of options to purchase shares of Beneficial Bancorp common stock at a specified exercise price during a specified time period. The Compensation Committee believes that executive stock ownership provides a significant incentive in building stockholder value by further aligning the interests of our executives with stockholders and such compensation is directly linked to the performance of Beneficial Bancorp common stock. The granting of equity awards are designed to provide additional incentives to management in order to retain such persons whose efforts will facilitate the long-term growth and profitability of the Company. The following table provides information concerning restricted stock awards granted to the named executive officers in 2016 under the Beneficial Bancorp, Inc. 2016 Omnibus Incentive Plan.

Name	Grant Date	Number of Shares of Stock or Units (1)	Grant Date Fair Value of Stock Awards (2)

Gerard P. Cuddy	06/09/2016	498,000	$6,787,740
Thomas D. Cestare	06/09/2016	275,000	3,748,250
Joanne R. Ryder	06/09/2016	162,000	2,208,060
Martin F. Gallagher, Jr.	06/09/2016	160,000	2,180,800
Pamela M. Cyr	06/09/2016	122,000	1,662,860

(1)                  For all named executive officers, restricted shares vest in three equal annual installments on the anniversary of the date of the award.

(2)                  Sets forth the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of all restricted stock awards is equal to the number of awards multiplied by $13.63, the closing price for Beneficial Bancorp’s common stock on the date of grant. For further information see note 19 to the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The 2016 Equity Plan will expire on March 11, 2026 (the tenth anniversary of the shareholder approval) or sooner, if the maximum number of shares available for issuance under the plan have been issued or if the Board of Directors terminates the plan. The plan is administered by Beneficial Bancorp’s Compensation Committee.

Management Incentive Plan. The following table sets forth the threshold, target and maximum award that may be earned by each named executive officer under our 2016 MIP. See “Compensation Discussion and Analysis—Short-Term Cash-Based Incentive Compensation” for detailed information on Beneficial Bancorp and individual performance measures that must be achieved for an eligible named executive officer to receive an award under the plan.

	Date of Corporate	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Approval	Threshold	Target	Maximum
Gerard P. Cuddy	01/28/2016	$170,300	$340,600	$510,900
Thomas D. Cestare	01/28/2016	75,330	150,660	225,989
Joanne R. Ryder	01/28/2016	55,510	111,020	166,530
Martin F. Gallagher, Jr.	01/28/2016	54,863	109,725	164,588
Pamela M. Cyr	01/28/2016	41,776	83,553	125,329

(1)                  The “Summary Compensation Table” shows the actual awards earned by our named executive officers under the 2016 MIP.

The 2016 MIP is designed to recognize and reward executives for their individual and collective contributions to the success of Beneficial Bancorp and Beneficial Bank. The plan focuses on performance measures that are critical to the profitability and growth of Beneficial Bancorp and its affiliates. See “Compensation Discussion and Analysis—Short-Term Cash-Based Incentive Compensation” for detailed information on the plan and Beneficial Bancorp and individual performance measures used by the Compensation Committee to determine payouts under the 2016 MIP.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning unexercised options and stock awards that have not vested for each named executive officer outstanding as of December 31, 2016.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested		Market Value of Shares or Units Of Stock That Have Not Vested (4)

Gerard P. Cuddy	08/06/2008	219,980	—	$10.78	08/06/2018	—		$—
	03/09/2009	16,498	—	7.59	03/09/2019	—		—
	03/05/2010	16,498	—	8.82	03/05/2020	—		—
	05/27/2011	32,997	—	7.62	05/27/2021	—		—
	03/23/2012	65,994	16,498	8.30	03/23/2022	4,400	(2)	80,960
	01/17/2013	49,495	32,997	8.40	01/17/2023	8,800	(2)	161,920
	02/20/2014	32,997	45,495	10.77	02/20/2024	21,998	(2)	404,763
	02/06/2015	9,508	38,033	11.41	02/06/2025	31,000	(2)	570,400
	01/28/2016	—	—	—	—	35,000	(2)	644,000
	06/09/2016	—	—	—	—	498,000	(3)	9,163,200

Thomas D. Cestare	07/06/2010	2,749	—	9.09	07/06/2020	—		—
	05/27/2011	32,997	—	7.62	05/27/2021	—		—
	03/23/2012	43,996	10,999	8.30	03/23/2022	2,860	(2)	52,624
	01/17/2013	39,596	26,398	8.40	01/17/2023	7,039	(2)	129,518
	02/20/2014	26,397	39,597	10.77	02/20/2024	17,598	(2)	323,803
	02/06/2015	7,606	30,426	11.41	02/06/2025	35,000	(2)	644,000
	01/28/2016	—	—	—	—	33,492	(2)	616,253
	06/09/2016	—	—	—	—	275,000	(3)	5,060,000

Joanne R. Ryder	08/06/2008	27,497	—	10.78	08/06/2018	—		—
	03/09/2009	2,749	—	7.59	03/09/2019	—		—
	03/05/2010	2,749	—	8.82	03/05/2020	—		—
	05/27/2011	21,998	—	7.62	05/27/2021	—		—
	03/23/2012	28,157	7,039	8.30	03/23/2022	1,320	(2)	24,288
	01/17/2013	21,118	14,078	8.40	01/17/2023	2,640	(2)	48,576
	02/20/2014	14,078	21,118	10.77	02/20/2024	6,599	(2)	121,422
	02/06/2015	4,057	16,227	11.41	02/06/2025	15,000	(2)	276,000
	01/28/2016	—	—	—	—	15,000	(2)	276,000
	06/09/2016	—	—	—	—	162,000	(3)	2,980,800

Martin F. Gallagher, Jr.	06/27/2011	2,749	—	7.46	06/27/2021	—		—
	03/23/2012	35,196	8,800	8.30	03/23/2022	1,540	(2)	28,336
	01/17/2013	23,097	15,399	8.40	01/17/2023	2,640	(2)	48,576
	02/20/2014	15,398	23,098	10.77	02/20/2024	6,599	(2)	121,422
	02/06/2015	4437	17,749	11.41	02/06/2025	8,500	(2)	156,400
	01/28/2016	—	—	—	—	9,000	(2)	165,600
	06/09/2016	—	—	—	—	160,000	(3)	2,944,000

Pamela M. Cyr	07/18/2012	10,999	2,749	8.01	07/18/2022	440	(2)	8,096
	01/17/2013	19,798	13,199	8.40	01/17/2023	1,760	(2)	32,384
	02/20/2014	13,198	19,799	10.77	02/20/2024	4,399	(2)	80,942
	02/06/2015	3,803	15,213	11.41	02/06/2025	8,500	(2)	156,400
	01/28/2016	—	—	—	—	9,000	(2)	165,600

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested		Market Value of Shares or Units Of Stock That Have Not Vested (4)
	06/09/2016	—	—	—	—	122,000	(3)	2,244,800

(1)                      Options vest in five equal annual installments beginning one year from the date of grant.

(2)                      Shares vest according to the following schedule: shares are subject to a three-year cliff vesting schedule whereby no shares vest on the first and second anniversaries of the award, 60% of the shares vest on the third anniversary of the award and 20% of the shares each vest on the fourth and fifth anniversaries of the award.

(3)                      Shares vest in three equal annual installments on the anniversary of the date of the award.

(4)                      Based upon Beneficial Bancorp’s closing stock price of $18.40 on December 31, 2016.

Vesting of Stock Awards

The following table provides information concerning the vesting of stock awards for each named executive officer, on an aggregate basis, during 2016.  No stock options were exercised during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Gerard P. Cuddy	19,798	$258,276
Thomas D. Cestare	17,818	234,012
Joanne R. Ryder	6,599	86,526
Martin F. Gallagher, Jr.	6,049	78,286
Pamela M. Cyr	3,079	39,710

(1)         The value realized upon vesting is equal to the closing market price of the Company on the date of vesting multiplied by the number of shares acquired.  The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits

The following table sets forth the actuarial present value of Mr. Cuddy’s accumulated benefit under our tax-qualified and non tax-qualified defined benefit plans, along with the number of years of credited service under the respective plans. No distributions were made under the plans in 2016. Beneficial Bank froze the Employees’ Pension and Retirement Plan of Beneficial Bank effective June 30, 2008. Messrs. Cestare and Gallagher and Ms. Ryder and Cyr are not participants in the Beneficial Bank tax-qualified and non-qualified defined benefit plans.

Name	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit (2)
Gerard P. Cuddy	Beneficial Bank Consolidated Pension Plan	0.5	$23,362

	Supplemental Pension and Retirement Plan of Beneficial Bank	0.5	35,005

(1)                  Represents the number of years of credited service used only to determine the benefits under the pension plan and the supplemental pension plan. Years of credited service were frozen at June 30, 2008.

(2)                  The present value of accumulated benefit assumes normal retirement (age 65), the election of a single life form of pension and is based on a 4.12% discount rate for the pension plan and 3.58% for the supplemental pension plan.

Consolidated Pension Plan. The Employees’ Pension and Retirement Plan of Beneficial Bank was frozen effective June 30, 2008. The frozen plan provides that an active participant may retire on or after the date the participant attains age 65 and upon retirement, after twenty-five accrual years of service as a participant, receive a monthly pension in the form of a straight life annuity equal to 50% of his or her average monthly compensation. If the participant’s service is less than 25 years, his or her pension will be adjusted by the ratio of service to 25 years. After attainment of age 55 and the completion of five years of service, an active participant may elect early retirement. Upon early retirement a participant will be entitled to receive his or her accrued pension commencing on his or her normal retirement date or, if the participant desires, he or she may elect to receive a reduced pension, which can commence on the first day of the month concurrent with or next following the participant’s early retirement date. If the employment of an active participant is terminated because of total and permanent disability, the participant will be entitled to receive a disability pension equal to the participant’s accrued pension, without actuarial reduction, commencing on the date the participant terminates employment due to disability and continuing until his death or until recovery from his total and permanent disability, if before age 65.

Participants generally have no vested interest in retirement plan benefits before the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65 (or the fifth anniversary of participation in the plan, if later), death or termination of employment due to disability, a participant will become 100% vested in his or her accrued benefit under the retirement plan. The retirement plan provides that a participant may receive, subject to certain spousal consent requirements, his or her pension benefit in any of the following forms: (1) a life annuity, (2) a reduced life annuity for the participant’s life with 120 monthly payments guaranteed if the participant dies before receiving the 120 payments, (3) a 100%, 75% or 50% joint and survivor annuity, or (4) a lump sum distribution if the value of the accrued pension benefit is less than $5,000.

Supplemental Pension and Retirement Plan. The Supplemental Pension and Retirement Plan of Beneficial Bank provides benefits that would have been payable to certain officers under the Beneficial Bank Consolidated Pension Plan but for certain Internal Revenue Service limitations. Upon termination of employment with Beneficial Bank a participant is eligible to receive benefits under the Supplemental Pension and Retirement Plan equal to the excess, if any, of (1) the benefits that would have been payable to the participant commencing on the first day of the month coincident with or next following the attainment of age 65 under the Pension Plan in the form of a single life annuity, but for the limitations imposed by the Internal Revenue Code, based on a participant’s compensation and service with Beneficial Bank through June 30, 2008, over (2) the accrued benefits actually payable under the Pension Plan commencing on the first day of the month coincident with or next following the attainment of age 65 in the form of a single life annuity. If a participant dies before the commencement of benefits under the Pension Plan and if the participant’s spouse or beneficiary is entitled to a survivor’s benefit under the Pension, the spouse or beneficiary shall receive a benefit under the Supplemental Pension and Retirement Plan.

Nonqualified Deferred Compensation

The following table discloses contributions made under the Beneficial Bank Elective Deferred Compensation Plan, a non-qualified defined contribution plan, for each named executive officer in 2016, along with the earnings and balances on each executive’s account as of December 31, 2016.

Name	Executive Contributions in Last Fiscal Year	Beneficial Bank Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Gerard P. Cuddy	$—	$102,171	$16,555	$273,664
Thomas D. Cestare	—	36,539	6,190	98,517
Joanne R. Ryder	—	19,208	1,527	37,432
Martin F. Gallagher	—	22,748	2,121	40,360
Pamela M. Cyr	—	8,394	420	11,838

Elective Deferred Compensation Plan. The Beneficial Bank Elective Deferred Compensation Plan assists designated participants in maximizing their ability to save on a tax-deferred basis. In addition to allowing participants to make elective deferrals, the plan permits Beneficial Bank to make discretionary matching contributions to eligible employee participants who have made the maximum voluntary contributions permitted under the employee savings and stock ownership plan. The plan provides for two types of non-discretionary employer contributions: profit sharing and matching contributions. If an employee savings and stock ownership plan participant exceeds the Internal Revenue Code compensation limits under the employee savings and stock ownership plan, the matching contribution and profit sharing contribution benefits lost due to the Internal Revenue Code compensation limits will be restored under Beneficial Bank’s Elective Deferred Compensation Plan. The plan is intended to constitute an unfunded plan primarily for providing deferred compensation for a select group of management or highly compensated employees. Participants receive distributions under the plan upon separation of service. The assets of the plan trust are subject to the claims of our creditors in the event of insolvency until paid to the plan participants and their beneficiaries as set forth in the plan.

Potential Post-Termination Payments

Payments Made Upon Termination for Cause. Under the terms of the employment agreements with Messrs. Cuddy and Cestare, if either of the executives is terminated for cause, he will receive his base salary through the date of termination and retain the rights to any vested benefits subject to the terms of the plan or arrangement under which those benefits are provided. In addition, a termination for cause will also result in the forfeiture of all unvested stock awards (time-based and performance) and vested stock options that have not been exercised. Further, participants in Beneficial Bank’s 2016 MIP will forfeit all rights to incentive opportunities as a result of termination for cause.

Payments Made Upon Termination Without Cause or for Good Reason. Under the terms of the employment agreements with Messrs. Cuddy and Cestare, if Beneficial Bank or Beneficial Bancorp terminates either executive’s employment for reasons other than for cause or a change in control, or if either executive resigns from Beneficial Bank or Beneficial Bancorp after specified circumstances set forth in the agreements that would constitute constructive termination, the employment agreements provide that the executive or, if the executive dies, his beneficiary, would be entitled to receive two times the sum of the executive’s (1) current base salary and (2) the average of the bonus paid (including performance bonuses paid under the 2016 MIP) by the Company and/or Bank for the three year’s preceding the executive’s termination of employment. The severance benefit would be paid ratably over a two-year period. In addition, the executive would be entitled to receive, for the 24-month period following his termination date, medical, dental and life insurance coverage. If Beneficial Bank or Beneficial Bancorp terminates its employment relationship with Messrs. Cuddy and Cestare, during the term of their employment agreements for reasons other than cause or a change in control, the executive must adhere to a one-year non-competition restriction.

If any named executive officer terminates employment without cause or for good reason he or she will forfeit all unvested stock awards, performance awards and stock options.

Participants in Beneficial Bank’s 2016 MIP must be employed by Beneficial Bank on the date the benefits are distributed. Therefore, if a participant terminates employment without cause or for good reason before payment under the 2016 MIP, all rights to plan benefits are forfeited.

Payments Made Upon Disability. The employment agreements provide each executive with a disability benefit equal to two-thirds of the executive’s bi-weekly rate of base salary as of his termination date. An executive will cease to receive disability payments upon the earlier of: (1) the date the executive returns to full-time employment; (2) the death of the executive; (3) the executive’s attainment of age 65; or (4) the date the employment agreement would have expired had the executive’s employment not terminated by reason of the executive’s disability. In addition, the executive would continue to be covered, to the greatest extent possible, under all benefit plans in which the executive participated before his or her disability as if he or she were actively employed by us. Disability payments are reduced by any disability benefits paid to an executive under any policy or program maintained by Beneficial Bank.

If any named executive officer terminates employment due to disability, he or she will vest 100% in all unvested stock awards and stock options.

If a participant in Beneficial Bank’s 2016 MIP terminates his or her service with Beneficial Bank due to a disability, his or her award will be prorated based on the period of active employment with Beneficial Bank.

Payments Made Upon Death. Under the employment agreements, each executive’s estate is entitled to receive any salary and bonus accrued but unpaid as of the date of the executive’s death.

If a participant in Beneficial Bank’s 2016 MIP dies, his or her estate will receive the prorated portion of the participant’s award as of his or her date of death.

Payments Made Upon a Change in Control. Following a change in control of Beneficial Bank or Beneficial Bancorp, under the terms of the employment agreements with Messrs. Cuddy and Cestare, if either executive voluntarily terminates with Good Reason, as such term is defined in the executive’s employment agreement (upon circumstances discussed in the agreement), or involuntarily terminates employment, the executive or, if the executive dies, the executive’s beneficiary, would be entitled to receive a lump sum severance payment equal to three times the sum of the executive’s: (1) base salary and (2) the average of the bonus paid (including performance bonuses paid under the 2016 MIP) by the Company and/or Bank for the three years preceding the executive’s termination of employment. In addition, the executive would also be entitled to continued medical, dental and life insurance coverage for the executive and his dependents for 36 months following termination of employment. Mr. Cuddy would also be entitled to continue a club membership for 36 months following his termination of employment at no cost to him.

Under the terms of the executive change in control severance agreement with Ms. Ryder, Mr. Gallagher or Ms. Cyr, if within twelve months of a change in control, any of the executives is involuntarily terminated or voluntarily terminates employment with Beneficial Bancorp as a result of not being offered a Comparable Position (as defined in the agreements) he or she would be entitled to receive a lump sum severance payment equal to three times the sum of his or her: (1) base salary and (2) most recent bonus paid (including performance bonuses paid under the 2016 MIP) by Beneficial Bancorp and/or Beneficial Bank. In addition, each executive would also be entitled to continued medical, dental and life insurance coverage for 36 months following termination of employment.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times an individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. An individual’s base amount is equal to an average of the individual’s Form W-2 compensation for the five years preceding the year a change in control occurs (or such lesser number of years if the individual has not been employed for five years). Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer may not deduct such amount for federal tax purposes. The employment agreements and executive change in control severance agreements provide for a “best net benefits” approach in the event that severance benefits under the agreements or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.  The best net benefits approach reduces an executive’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made.

If the executives terminate employment in connection with a change in control, they will vest 100% in all unvested equity awards.

Payments Upon Retirement. In addition to the tax-qualified retirement benefits and non-qualified retirement benefits set forth in “—Pension Benefits” above, participants in the 2016 MIP who retire from Beneficial Bank will receive a prorated payout based on the period of the participant’s active employment only.

All payments under the Elective Deferred Compensation Plan will be made in accordance with the form and timing elections made at the time of each executive’s deferral election.

Potential Post-Termination Benefits Tables. The amount of compensation payable to each named executive officer upon termination for cause, termination upon an event of termination, change in control followed by termination of employment, disability, death and retirement is shown below. The amounts shown assume that such termination was effective as of December 31, 2016, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The amounts do not include the executive’s account balances in Beneficial Bank’s tax-qualified retirement plans to which each executive has a non-forfeitable interest. The amounts shown relating to unvested options and awards are based on the fair market value of Beneficial Bancorp’s common stock on December 31, 2016, which was $18.40. The actual amounts to be paid out can only be determined at the time of such executive’s separation from service with Beneficial Bancorp.

The following table provides the amount of compensation payable to Mr. Cuddy in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason		Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$1,362,400	(2)	$2,043,600		$529,822		$—		$—
Annual cash incentive	—	829,408	(2)	1,244,112		493,870	(3)	493,870	(3)	493,870	(3)
Medical, life and dental insurance benefits	—	35,319		52,979		20,603	(4)	—		—
Fringe benefits (1)	—	—		14,673		—		—		—
Income attributable to vesting of stock awards	—	—		11,025,243		11,025,243		—		11,025,243

Total severance payment	$—	$2,227,127		$14,380,607	(5)	$12,069,538		$493,870		$11,519,113

(1)                  Represents the value of club membership fees for 36 months following termination of employment in connection with a change in control.

(2)                  Represents the cash payment due under the executive’s employment agreement. Assumes such payment would be paid ratably over a two-year period.

(3)                  Assumes 2016 MIP payment was made on December 31, 2016.

(4)                  Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.

(5)                  The amount shown does not reflect adjustments that may be made by the executive if said payment was deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Mr. Cestare in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason		Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$753,298	(1)	$1,129,947		$292,949		$—		$—
Annual cash incentive	—	376,519	(1)	564,779		218,456	(2)	218,456	(2)	218,456	(2)
Medical, life and dental insurance benefits	—	46,937		70,405		27,380	(3)	—		—
Income attributable to vesting of stock awards	—	—		6,826,198		6,826,198		—		6,826,198

Total severance payment	$—	$1,176,754		$8,591,329	(4)	$7,364,983		$218,456		$7,044,654

(1)                  Represents the cash payment due under the executive’s employment agreement. Assumes such payment would be paid ratably over a two-year period.

(2)                  Assumes 2016 MIP payment was made on December 31, 2016.

(3)                  Benefits have been calculated based on the date the agreement would have expired had the executive’s employment not terminated due to disability.

(4)                  The amount shown does not reflect adjustments that may be made by the executive if said payment was deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

The following table provides the amount of compensation payable to Ms. Ryder in each of the circumstances listed.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$951,600		$—		$—		$—
Annual cash incentive	—	—	474,612		158,204	(2)	158,204	(2)	158,204	(2)
Medical, life and dental insurance benefits	—	—	31,922		—		—		—
Income attributable to vesting of stock awards	—	—	3,727,086		3,727,086		—		3,727,086

Total severance payment	$—	$—	$5,185,220	(1)	$3,885,290		$158,204		$3,885,290

(1)         The amount shown does not reflect adjustments that may be made by the executive if said payment was deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

(2)         Assumes 2016 MIP payment was made on December 31, 2016.

The following table provides the amount of compensation payable to Mr. Gallagher in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$940,500		$—		$—		$—
Annual cash incentive	—	—	477,303		159,101	(2)	159,101	(2)	159,101	(2)
Medical, life and dental insurance benefits	—	—	47,071		—		—		—
Income attributable to vesting of stock awards	—	—	3,464,334		3,464,334		—		3,464,334

Total severance payment	$—	$—	$4,929,208	(1)	$3,623,435		$159,101		$3,623,435

(1)         The amount shown does not reflect adjustments that may be made by the executive if said payment was deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

(2)         Assumes 2016 MIP payment was made on December 31, 2016.

The following table provides the amount of compensation payable to Ms. Cyr in each of the circumstances listed below.

	Payments Due Upon
	Termination for Cause	Termination without Cause or for Good Reason	Change in Control with Termination of Employment		Disability		Retirement		Death
Base salary	$—	$—	$716,316		$—		$—		$—
Annual cash incentive	—	—	319,590		106,530	(2)	106,530	(2)	106,530	(2)
Medical, life and dental insurance benefits	—	—	46,497		—		—		—
Income attributable to vesting of stock awards	—	—	2,688,222		2,688,222		—		2,688,222

Total severance payment	$—	$—	$3,770,625	(1)	$2,794,752		$106,530		$2,794,752

(1)         The amount shown does not reflect adjustments that may be made by the executive if said payment was deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code.

(2)         Assumes 2016 MIP payment was made on December 31, 2016.

OTHER INFORMATION RELATING TO
DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2016.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Beneficial Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Beneficial Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Beneficial Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Beneficial Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Beneficial Bank does not currently have such a program in place.

Pursuant to Beneficial Bancorp’s Audit Committee charter, the Audit Committee periodically reviews, no less frequently than quarterly, a summary of Beneficial Bancorp’s transactions with directors and executive officers of Beneficial Bancorp and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within our policy and should be ratified and approved. Also, in accordance with banking regulations and its policy, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of Beneficial Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to Beneficial Bancorp’s Code of Ethics and Business Conduct, all executive officers and directors of Beneficial Bancorp must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of Beneficial Bancorp. Such potential conflicts of interest include, but are not limited to: (1) Beneficial Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with Beneficial Bancorp.

The aggregate amount of loans by Beneficial Bank to its executive officers and directors and their affiliates was $262,739 at December 31, 2016. As of that date, these loans were performing according to their original terms. The outstanding loans made to our directors and executive officers and their affiliates were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Beneficial Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

SUBMISSION OF BUSINESS PROPOSALS AND STOCKHOLDER NOMINATIONS

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than November 10, 2017.  If next year’s annual meeting is held on a date more than 30 calendar days from April 20, 2018, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting.  Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws provide that a person may not be nominated for election as a director of the Company unless that person is nominated by or at the direction of the Company’s Board of Directors or by a stockholder who has given appropriate notice to the Company before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given the Company appropriate notice of their intention to bring that business before the meeting. The Company’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to the Company concerning the nature of the new business, the stockholder, the stockholder’s ownership in the Company and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder. A copy of the Company’s Bylaws may be obtained from the Company.

STOCKHOLDER COMMUNICATIONS

The Company encourages stockholder communications to the Board of Directors and/or individual directors.  All communications from stockholders should be addressed to Beneficial Bancorp, Inc., Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103.  Communications to the Board of Directors should be in the care of William J. Kline, Jr., Corporate Secretary.  Communications to individual directors should be sent to such director at the Company’s address.  Stockholders who wish to communicate with a Committee of the Board of Directors should send their communications to the care of the Chairperson of the particular committee, with a copy to Elizabeth H. Gemmill, the Chairperson of the Corporate Governance Committee.  It is in the discretion of the Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company.  Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

A copy of the Company’s Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were stockholders as of the close of business on February 22, 2017 upon written request to William J. Kline, Jr., Corporate Secretary, Beneficial Bancorp, Inc., Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania 19103.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote via the Internet, by telephone or by completing and mailing a proxy card promptly.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18629-P87705 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors ! ! ! 1. The election as directors of all nominees listed for a three-year term (unless the "For All Except" box is marked and the instructions on the right are complied with). Nominees: For Against Abstain 01) 02) 03) Gerard P. Cuddy Frank A. Farnesi Thomas J. Lewis ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote 1 year on the following proposal: 1 Year ! 2 Years ! 3 Years ! Abstain ! ! ! ! 4. The consideration of an advisory vote on the frequency of the non-binding resolution to approve the compensation of the Company's named executive officers. 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. ! Yes ! No Please indicate if you plan to attend this meeting. Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 20, 2017 The Notice and Proxy Statement and the Company’s 2016 Annual Report to Stockholders are available at http://ir.thebeneficial.com/annuals-proxies.cfm. On this website, the Company also posts the Company’s 2016 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission, including the Company’s 2016 audited consolidated financial statements. The Notice and Proxy Statement and Annual Report are also available at www.proxyvote.com. E18630-P87705 REVOCABLE PROXY BENEFICIAL BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS April 20, 2017 8:30 a.m., Local Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) the official proxy committee of Beneficial Bancorp, Inc. (the "Company"), consisting of Edward G. Boehne, Michael J. Donahue and Donald F. Gayhardt, Jr. or any of them, with full power of substitution in each, to act as proxy for the stockholder(s), and to vote all shares of common stock of the Company which the stockholder(s) is/are entitled to vote only at the Annual Meeting of Stockholders to be held on April 20, 2017 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania, and at any adjournments thereof, with all of the powers the stockholder(s) would possess if personally present at such meeting as indicated on the reverse side of this proxy card. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the proposals listed and "1 year" on proposal 4. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be marked, dated and signed, on the other side) V.1.1 Address Changes/Comments:

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 13, 2017. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 13, 2017. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18631-P87705 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors ! ! ! 1. The election as directors of all nominees listed for a three-year term (unless the "For All Except" box is marked and the instructions on the right are complied with). Nominees: For Against Abstain 01) 02) 03) Gerard P. Cuddy Frank A. Farnesi Thomas J. Lewis ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote 1 year on the following proposal: 1 Year ! 2 Years ! 3 Years ! Abstain ! ! ! ! 4. The consideration of an advisory vote on the frequency of the non-binding resolution to approve the compensation of the Company's named executive officers. 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

E18632-P87705 Beneficial Bank Employee Savings and Stock Ownership Plan (the “KSOP”) Voting Instruction Card The participant, hereby directs Pentegra Trust Company (the "Plan Trustee"), to vote all shares of Beneficial Bancorp, Inc. (the "Company") common stock allocated to the participant's account in the Beneficial Bank Employee Savings and Stock Ownership Plan (the "KSOP") for which the participant is entitled to direct the Plan Trustee to vote at the Annual Meeting of Stockholders to be held on April 20, 2017 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania and at any adjournments thereof. The Plan Trustee will vote all unallocated shares of Company common stock held in the KSOP Trust and shares of Company common stock for which the Plan Trustee does not receive timely instructions, in a manner calculated to most accurately reflect the instructions it receives from other KSOP participants. Your voting instructions will be considered timely if received on or before April 13, 2017. V.1.1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 13, 2017. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 13, 2017. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18633-P87705 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors ! ! ! 1. The election as directors of all nominees listed for a three-year term (unless the "For All Except" box is marked and the instructions on the right are complied with). Nominees: For Against Abstain 01) 02) 03) Gerard P. Cuddy Frank A. Farnesi Thomas J. Lewis ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote 1 year on the following proposal: 1 Year ! 2 Years ! 3 Years ! Abstain ! ! ! ! 4. The consideration of an advisory vote on the frequency of the non-binding resolution to approve the compensation of the Company's named executive officers. 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

E18634-P87705 Beneficial Bancorp, Inc. Equity Incentive Plans Voting Instruction Card The participant, hereby directs Pentegra Trust Company (the "Plan Trustee"), to vote all unvested shares of Beneficial Bancorp, Inc. (the "Company") common stock awarded to the participant through the Beneficial Bancorp, Inc. 2016 Omnibus Incentive Plan and/or the Beneficial Bancorp, Inc. 2008 Equity Incentive Plan for which the participant is entitled to direct the Plan Trustee to vote at the Annual Meeting of Stockholders to be held on April 20, 2017 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania and at any adjournments thereof. If the Plan Trustee does not receive timely voting instructions, the Plan Trustee will vote the shares as directed by the Company. Your voting instructions will be considered timely if received on or before April 13, 2017. V.1.1

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 13, 2017. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. BENEFICIAL BANK PLACE 1818 MARKET STREET PHILADELPHIA, PA 19103 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, voting instruction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 13, 2017. Have your voting instruction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E18637-P87705 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. BENEFICIAL BANCORP, INC. The Board of Directors recommends that you vote FOR the following: Vote on Directors ! ! ! 1. The election as directors of all nominees listed for a three-year term (unless the "For All Except" box is marked and the instructions on the right are complied with). Nominees: For Against Abstain 01) 02) 03) Gerard P. Cuddy Frank A. Farnesi Thomas J. Lewis ! ! ! 3. The approval of a non-binding resolution to approve the compensation of the Company's named executive officers. Vote on Proposals The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote 1 year on the following proposal: 1 Year ! 2 Years ! 3 Years ! Abstain ! ! ! ! 4. The consideration of an advisory vote on the frequency of the non-binding resolution to approve the compensation of the Company's named executive officers. 2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Beneficial Bancorp, Inc. for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

E18638-P87705 Beneficial Bank Stock-Based Deferral Plan Voting Instruction Card The participant, hereby directs Pentegra Trust Company (the "Plan Trustee"), to vote all shares of Beneficial Bancorp, Inc. (the "Company") common stock credited to the participant's account in the Beneficial Bank Stock-Based Deferral Plan for which the participant is entitled to direct the Plan Trustee to vote at the Annual Meeting of Stockholders to be held on April 20, 2017 at 8:30 a.m., local time, at Beneficial Bank Place, 1818 Market Street, Philadelphia, Pennsylvania and at any adjournments thereof. If the Plan Trustee does not receive timely voting instructions, the Plan Trustee will vote the shares as directed by the Company. Your voting instructions will be considered timely if received on or before April 13, 2017. V.1.1